SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Tecumseh Products Company
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ann Arbor, Michigan

March 14, 2012

Dear Shareholder:

We cordially invite you to attend our 2012 annual meeting of shareholders on April 25, 2012 at Kensington Court Ann Arbor in Ann Arbor, Michigan.

Only Class B shareholders will vote at the meeting. However, all shareholders are most welcome to attend. Starting today, we are sending the enclosed proxy statement to all our shareholders and a form of proxy to Class B shareholders only.

If you are a Class B shareholder, your vote is very important. Even if you plan to attend in person, please complete and mail the enclosed proxy card, or vote by telephone or on the Internet, at your earliest convenience.

Thank you.

Sincerely,

/s/ James J. Connor,
President, Chief Executive Officer and Secretary

1136 Oak Valley Drive
Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the shareholders of Tecumseh Products Company will be held at Kensington Court Ann Arbor, Conservatory Room, 610 Hilton Boulevard, Ann Arbor, Michigan 48108, at 9:00 a.m., Eastern Time, on Wednesday, April 25, 2012, or at any adjournment or postponement of the annual meeting, for the following purposes:

•	To elect our directors.

•	To ratify the appointment of the accounting firm of Grant Thornton LLP as our independent accountants for the current year.

•	To approve (on an advisory basis) the compensation of our named executive officers.

•	To consider any other matters properly presented at the meeting or any adjournment or postponement thereof.

All shareholders are most welcome to attend the meeting, but only those who held Class B shares of record at the close of business on February 27, 2012, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Starting today, we are sending the enclosed proxy statement to all of our shareholders and a form of proxy to Class B shareholders only.

If you are a Class B shareholder, you will find enclosed a form of proxy solicited by our board of directors. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy or by voting by telephone or on the Internet. Even if you sign a proxy or vote by telephone or on the Internet, you may still attend the meeting and vote in person. You may revoke your proxy any time before the voting begins.

Your vote is very important.

Thank you.

TECUMSEH PRODUCTS COMPANY

James J. Connor President, Chief Executive Officer and Secretary March 14, 2012 1136 Oak Valley Drive Ann Arbor, Michigan 48108

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 25, 2012: Our 2012 proxy statement and annual report to shareholders for the year ended December 31, 2011 are available free of charge at http://www.proxyease.com/tecumseh/2012.

TECUMSEH PRODUCTS COMPANY

1136 Oak Valley Drive

Ann Arbor, Michigan 48108

PROXY STATEMENT

ANNUAL MEETING

General

The board of directors of Tecumseh Products Company is soliciting proxies to vote Class B shares at our 2012 annual meeting of shareholders. This proxy statement contains information that may help you decide whether and how to vote. We expect that this proxy statement and accompanying proxy will be first sent or given to shareholders on or about March 14, 2012.

Please read this proxy statement carefully. You can obtain more information about Tecumseh Products Company from our 2011 annual report to shareholders and from our 2011 annual report on Form 10-K and the other public documents that we file with the SEC.

Date, Time and Place of Annual Meeting; Record Date

The annual meeting of the shareholders of Tecumseh Products Company will be held at 9:00 a.m., local time, on April 25, 2012 at Kensington Court Ann Arbor, Conservatory Room, 610 Hilton Boulevard, Ann Arbor, Michigan 48108. We have fixed the close of business on February 27, 2012 as the record date for determination of holders of Class B Common Stock entitled to notice of, and to vote at, the annual meeting.

Voting; Quorum

We have two classes of common stock: Class B, which has full voting rights, each share of Class B Common Stock entitled to one vote on each matter submitted for a vote at the meeting, and Class A, which generally has no voting rights. Nothing on the agenda for this year’s annual meeting will require a vote by Class A shareholders so we are only soliciting proxies from Class B shareholders.

At the close of business on February 27, 2012 (the record date for the meeting), 5,077,746 Class B shares were outstanding and entitled to vote, and 13,401,938 Class A shares were outstanding. To have a quorum, a majority of the outstanding Class B shares entitled to vote must be present at the meeting – either in person or by proxy.

Instead of signing and returning a proxy, if you hold your shares in your own name, you may vote by telephone or on the Internet by following the instructions attached to your proxy. If your shares are held through a broker, bank, or other nominee, you must contact the broker, bank, or other nominee to find out whether you will be able to vote by telephone or on the Internet.

If you complete the enclosed proxy and return it before the meeting, or if you vote by telephone or on the Internet, the persons named will vote your shares as you specify. If you do not specify how you want to vote, the proxies will vote FOR the election as directors of our nominees described in this proxy statement, FOR the ratification of our independent accountant, and FOR approval of the compensation of our named executive officers.

Revocability of Proxies; Solicitation; Cost of Solicitation

You may revoke your proxy at any time before it is voted at the annual meeting by submitting a later dated proxy through the Internet, by telephone, or by mail, or voting in person at the annual meeting or filing an instrument of revocation with our corporate Secretary. A later proxy by any means will cancel any earlier proxy. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should call or write our Secretary to request a new proxy. The last proxy we receive before the meeting will be the one we use. You also may change your vote by voting in person at the meeting.

We are furnishing this proxy statement to you in connection with the solicitation by the board of proxies for the annual meeting. We will bear the cost of the solicitation of proxies through use of this proxy statement, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, and reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy materials to principals and obtaining their proxies.

We may supplement our solicitation of proxies by our directors, officers or other regular employees and via the Internet, such as postings on websites. In addition, our employees and directors also may solicit proxies personally, or by mail, telephone or electronic transmission, without additional compensation. We have also retained Alliance Advisors, L.L.C. to solicit proxies on behalf of the board by mail or telephone or in person for an expected cost to us of approximately $13,608 (for general proxy solicitation services, set up fees for electronic voting for registered owners, tabulation of proxies and web hosting), plus data processing, printing, mailing, calling, televoting and Internet voting fees plus reimbursement of out-of-pocket expenses paid to third parties.

SHARE OWNERSHIP

5% Class B Shareholders

This table shows the Class B shares held by persons or groups we know to be beneficial owners of more than 5% of the class. We obtained all of the information in the table below from Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated, the information is as of December 31, 2011.

	Amount and Nature of Beneficial Ownership
Name and Address	Sole Voting Power	Sole Investment Power	Shared Voting Power	Shared Investment Power	Total	Percent of Class

Todd W. Herrick (1)
3970 Peninsula Drive
Petoskey, MI 49770	21,906	21,906	1,657,539	1,657,539	1,679,445	33.1%

Toni L. Herrick (2)
7028 Foxmoor Court E
P.O. Box 19555
Kalamazoo, MI 49009	0	0	888,113	888,113	888,113	17.5%

Herrick Foundation (1) c/o Michael Indenbaum
2290 First National Bldg.
660 Woodward Ave.
Detroit, MI 48226	769,426	769,426	0	0	769,426	15.2%

Tricap Partners II L.P. (3)
BCE Place, Suite 300,
181 Bay Street
P.O. Box 762
Toronto, Ont. M5J 2T3	500,000	500,000	0	0	500,000	9.8%

Scott L. Barbee (4)
1100 North Glebe Road
Suite 1040
Arlington, VA 22201	496,274	496,274	0	0	496,274	9.8%

John H. Reilly, Jr. (5) c/o United Refrigeration, Inc.
11401 Roosevelt Blvd.
Philadelphia, PA 19154	490,864	490,864	0	0	490,864	9.7%

Donald Smith & Co., Inc. (6)
152 West 57th St.
New York, NY 10019	380,386	483,089	0	0	483,089	9.5%

Franklin Resources, Inc. (7)
One Franklin Parkway
San Mateo, CA 94403	322,227	322,227	0	0	322,227	6.3%

(1)

Todd W. Herrick is one of three members of the board of trustees of Herrick Foundation. The other two are Kent B. Herrick and Michael A. Indenbaum. Todd W. Herrick is also one of three trustees of family Trusts for the benefit of himself, his sister, Toni L. Herrick, and their descendants. The other trustees are Toni M. Herrick and Michael Indenbaum. Under the terms of the trust documents, as amended, Todd W. Herrick and Toni L. Herrick are the trustees who control the Trusts’ Tecumseh stock. The shares for which Mr. Herrick is shown as having shared voting and investment power consist of (i) 769,426 shares owned by Herrick Foundation and (ii) 888,113 shares owned by the Herrick family Trusts. The information about Mr. Herrick’s beneficial ownership is based on a Schedule 13D amendment he and Toni L. Herrick filed jointly on March 10, 2008 and a Schedule 13D amendment he filed on February 20, 2009.
(2)	The shares for which Toni L. Herrick is shown as having shared voting and investment power consist of the 888,113 shares owned by the Herrick family Trusts described in note (1). The information about Ms. Herrick’s beneficial ownership is based on a Schedule 13D amendment she and Todd W. Herrick filed jointly on March 10, 2008 and on a Schedule 13D amendment Todd W. Herrick filed on February 20, 2009.
(3)	The information regarding the holdings of Tricap Partners II L.P. is as of December 31, 2008 based on Amendment No. 2 to Schedule 13G/A filed by Tricap Partners II L.P., Tricap Partners II GP L.P., Tricap Partners Ltd., Brascan Asset Management Holdings Limited, and Brookfield Asset Management Inc. dated February 13, 2009. Tricap Partners II GP L.P. is the general partner of Tricap Partners II L.P., Tricap Partners Ltd. is the general partner of Tricap Partners II GP L.P., and they share voting and investment power over these shares. Tricap Partners Ltd. is a wholly-owned subsidiary of Brasacan Asset Management Holdings Limited, which is a wholly-owned subsidiary of Brookfield Asset Management Inc. and they share voting and investment power over these shares.
(4)	The information regarding the holdings of Scott L. Barbee is as of December 31, 2011 based on a Schedule 13G filed by Aegis Financial Corporation and Scott L. Barbee dated February 14, 2012. Mr. Barbee reports having sole voting and investment power over 16,800 of the shares shown in the table, and Mr. Barbee and Aegis Financial Corporation reported having shared voting and investment power over 479,474 shares. Clients of Aegis Financial Corporation, a registered investment adviser, include two registered investment companies and other managed accounts, which have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of these shares. The Aegis Value Fund, a registered investment company, owns 398,969 shares, or 7.9% of the outstanding Class B common stock.
(5)	The information regarding the holdings of John H. Reilly, Jr. is as of February 3, 2010 based on a Schedule 13D filed by John H. Reilly, Jr. dated February 11, 2009, as amended March 4, 2009, September 1, 2009 and February 3, 2010.
(6)	The information regarding the holdings of Donald Smith & Co., Inc., an investment advisor, is as of December 31, 2011 based on a Schedule 13G filed by Donald Smith & Co., Inc. dated February 10, 2012.
(7)

The information regarding the holdings of Franklin Resources, Inc. (“Franklin”) is as of December 31, 2010 based on a Schedule 13G filed by Franklin dated January 27, 2011. The Schedule 13G filed by Franklin was a joint filing with its affiliates, Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC. Charles B. Johnson and Rupert H. Johnson, Jr. each owns more than 10% of Franklin’s outstanding common stock. Franklin Advisory Services, LLC is an investment advisor and a direct or indirect subsidiary of Franklin Resources, Inc. Franklin Advisory Services, LLC’s address is One Parker Plaza, Ninth Floor, Ft. Lee, New Jersey 07024-2938. The shares are owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of Franklin Resources, Inc. The investment manager has sole voting and investment power over the securities.

Management’s Beneficial Ownership

The table below shows sets forth the beneficial ownership of our Class A and Class B shares by each of our current directors, nominees to become directors and named executive officers, and the directors and executive officers as a group, as of February 27, 2012.

		Shares Beneficially Owned As of February 27, 2012
Name	Class of Common Stock	Sole Voting and Investment Power	Shared Voting and Investment Power	Total	Percent of Class
Kent B. Herrick	Class B	0	0	0	0.0%
	Class A	1,000	0	1,000	*
Steven J. Lebowski	Class B	5,000	0	5,000	*
	Class A	0	0	0	0.0%
Zachary E. Savas	Class B	9,600	0	9,600	*
	Class A	12,075	200	12,275	*
Terence C. Seikel	Class B	10,000	0	10,000	*
	Class A	0	0	0	0.0%
James E. Wainright	Class B	200	0	200	*
	Class A	0	0	0	0.0%
James J. Connor	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
Michael A. Noelke	Class B	1,233	0	1,233	*
	Class A	0	0	0	0.0%
Janice E. Stipp	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
All current directors and current executive officers as a group (7 persons)	Class B	25,833	0	25,833	*
	Class A	13,075	200	13,275	*

*	less than 1%

Mr. Savas owns 200 shares of Class A. Common Stock shown in the table as being subject to shared voting and investment power as custodian for a minor child.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Background

At the annual meeting, holders of Class B Common Stock will elect five directors to serve until the 2013 annual meeting of shareholders and until their respective successors are elected and qualified. Our board currently consists of five directors. Based on the Governance and Nominating Committee’s recommendation, the board has nominated all five for election at this year’s annual meeting.

Proxies

If you return the enclosed proxy card or vote by telephone or on the Internet, your shares will be voted for all five of our nominees unless you withhold authority to vote for one or more of them. All of our nominees have consented to being named in this proxy statement and to serve as directors, if elected. If a nominee becomes unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board. As of the date of this proxy statement, the board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

In the event that the board nominates any substitute nominee(s), we will file an amended proxy statement that, as applicable, (1) identifies the substitute nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees.

Voting at Annual Meeting

From the persons duly nominated, directors will be elected by plurality vote of the holders of Class B Common Stock, present or represented at the meeting. This means that, regardless of the number of shares of Class B Common Stock not voted for a nominee, the five nominees who receive the most votes will be elected.

Our Nominees

Set forth below is information about our nominees for the board. All of the incumbent nominees were elected by our shareholders at the 2011 annual meeting, except for Mr. Connor who was elected on July 15, 2011 to fill a vacancy on the board after David M. Goldberg’s July 10, 2011 resignation.

Name of Director	Age	Position	Director Since
Kent B Herrick	42	Chairman of the Board of Directors	2007
James J. Connor	60	President, Chief Executive Officer, Secretary and Director	2011
Steven J. Lebowski	60	Director	2007
Zachary E. Savas	48	Director	2009
Terence C. Seikel	54	Director	2009

If elected, each nominee would be entitled to serve until the 2013 annual meeting of shareholders and until his successor is elected and qualified, or until his earlier resignation or removal.

Kent B. Herrick has served as our Chairman of the Board since August 2009. He has served as a director since 2007. He has served as a trustee, since August 2004, Vice President, since December 2004, and Executive Director, since February 2007, of Herrick Foundation, a Michigan nonprofit corporation. He served as Vice President of Global Business Development of Tecumseh from January 2006 until January 2007. He served as Executive Vice President in the Office of the Chairman of Tecumseh from 2005 to 2007, as Corporate Vice President from 2002 to 2004, and as General Manager Applied Electronics in 2001. He began his employment with Tecumseh in 1995.

James J. Connor has served as our President and Chief Executive Officer and a director since July 2011 and as our Secretary since January 2011. Mr. Connor served as our Vice President and Chief Financial Officer from January 2010 until October 2011 and as our Treasurer from January 2010 to January 2011. From 2005 until December 2009, Mr. Connor was a managing director of BBK, Ltd,, a business and turnaround management consulting firm, where he worked with automotive suppliers and other manufacturing companies to help them develop and implement their product, financial and operating strategies. From 2000 to 2005, Mr. Connor served as President and Chief Executive Officer of Newcor, Inc., a manufacturer of precision-machined components and related products for the automotive, heavy truck, agricultural and appliance industries. Mr. Connor joined Newcor in 1999 as Vice President and Chief Financial Officer. Before joining Newcor, Mr. Connor served as Vice President and Chief Financial Officer for Rockwell Medical Technologies Inc. from 1996 to 1999. From 1991 to 1996, Mr. Connor served as President of Glacier Vanderwell, Inc., an engine bearing manufacturer. Mr. Connor is an active member of the Turnaround Management Association, The American Institute of Certified Public Accountants, and the Michigan Association of Certified Public Accountants.

Steven J. Lebowski has served as a director since 2007 and currently serves on our Audit Committee, Governance and Nominating Committee and Compensation Committee (Chairman). He is both an attorney and certified public accountant and has served as President and sole owner of Steven J. Lebowski PC since May 1983. He has also served as Vice President and 45% owner of Architectural Door and Millworks, a wholesale distributor of doors, since July 1990.

Zachary E. Savas currently serves as our Lead Director and on our Audit Committee, Governance and Nominating Committee (Chairman) and Compensation Committee. He has served as President of Cranbrook Partners & Co., a private company engaged in active ownership of other businesses since 2001 and from 1991 to 2001 a boutique investment bank primarily providing merger and acquisition, and corporate finance services for both public and private companies, since September 1991. He has also served as President of Production Spring, LLC, a manufacturer of metal fasteners, clamps, clips, brackets and springs, since February 2002. He has also served as Chairman of Lewis ig, Inc., an information technology business, since July 2004, and Chairman of Fire CATT, LLC, a fire hose testing business, since October 2006. He has also served as President of Rislov Foundation, a charitable organization, since November 2003, and as Managing Member of Peponides Associates, LLC, a an investment vehicle for real estate, stocks and private companies, since January 2000.

Terence C. Seikel currently serves on our Audit Committee (Chairman), Governance and Nominating Committee and Compensation Committee. He has served since January 2005 as

President and Chief Executive Officer of Defiance Partners, LLC, a private investment firm, which he founded. Mr. Seikel also serves as President and Chief Executive Officer of A.R.E. Accessories, a supplier of painted, fiberglass caps and tonneau covers for pickup trucks, and as Chairman of Applied Technologies, Inc., an engineering firm servicing the automotive, defense and solar power industries. From April 1999 until February 2005, he served as President and Chief Executive Officer and a member of the Board of Managers of Advanced Accessory Systems, LLC, a designer, manufacturer and supplier of towing and rack systems and related accessories for the automotive market, and from January 1996 until April 1999 he served as Vice President of Finance and Administration and Chief Financial Officer of Advanced Accessory Systems, LLC. From 1985 to 1996 he was employed by Larizza Industries, Inc., a publicly-held supplier of interior trim to the automotive industry, in various capacities, including Chief Financial Officer. From 1983 to 1985 he was controller for Mr. Gasket Company, a publicly-held supplier to the automotive aftermarket. From 1979 to 1983, Mr. Seikel was a C.P.A. with KPMG, where he served a number of manufacturing clients.

Qualifications of Directors and Nominees

The following is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that our directors and nominees should serve as one of our directors at this time:

We believe that our directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our board as a whole and that we have sufficient independent directors to comply with applicable law and regulations and to have a majority of independent directors. We believe that our directors have a broad range of personal and professional characteristics including leadership, management, business, manufacturing, marketing and financial experience and abilities to act with integrity, sound judgment and collegiality, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation, to provide leadership, to commit the requisite time for preparation and attendance at board and committee meetings and to provide required expertise on board committees.

In addition, three of our five directors are independent under Nasdaq standards (Messrs. Herrick and Connor being the only exceptions) and our Governance and Nominating Committee believes that these directors are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of our shareholders as a whole.

We believe that each director or nominee brings a strong background and set of skills to the board, giving the board as a whole competence and experience from a wide variety of areas.

Mr. Herrick’s family founded our business, he worked for us for over 11 years until January 2007, including as Vice President of Global Business Development, and he is currently our longest-serving director, giving him executive management and leadership experience with our company and extensive knowledge of our company and its industry, business, operations, products, customers and markets.

Mr. Connor has executive management and leadership experience with our company and extensive knowledge of the day to day operation of our company and its industry, business, operations, products, customers and markets, as our President and Chief Executive Officer and as our former Chief Financial Officer. He also has extensive experience in finance, manufacturing, and turnaround management, including as a managing director of a business and turnaround management consulting firm, as President, Chief Executive Officer and Chief Financial Officer of a manufacturer of precision-machined components and related products for the automotive, heavy truck, agricultural and appliance industries, and as Chief Financial Officer for a public company.

Mr. Lebowski is both an attorney and a certified public accountant, giving him extensive experience in finance and legal compliance. He also has management and leadership experience as President and sole owner of his law and accounting practice for over 25 years and Vice President of a wholesale distributor of doors. Mr. Lebowski is also our second longest serving director.

Mr. Savas has extensive experience in manufacturing and finance, including leadership and executive management experience as President of a manufacturer of metal fasteners and springs, turning around troubled automotive companies, with one doubling revenue while quadrupling its EBITDA in four years, and as President of an investment banking firm, leading teams for the acquisition and divestiture of private and public companies during his 14 year investment banking career. He combines an understanding of manufacturing operations and corporate finance.

Mr. Seikel has extensive experience in finance, including as Chief Financial Officer of a publicly-traded automotive supplier, as Chief Executive Officer and Chief Financial Officer of a company with publicly-traded debt, and as a former CPA with KPMG. He also has extensive executive management and leadership experience, including as Chief Executive Officer or Chief Financial Officer of automotive suppliers and manufacturers and of a private investment firm, and as an officer of an engineering firm. Our board has determined that Mr. Seikel is an Audit Committee financial expert.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF OUR NOMINEES NAMED ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Corporate Governance Guidelines

We are committed to sound corporate governance principles as such principles are essential to our reputation and to the ethical conduct of our business and our relationship with others. The board has adopted corporate governance guidelines that we believe assist the board to maximize shareholder value in a manner consistent with high standards of integrity. We review and update our governance practices based on the standards of The Nasdaq Stock Market LLC, legal requirements, rules and regulations promulgated by the Securities and Exchange Commission and best practices recommended by governance authorities.

Several of our significant corporate governance practices include:

•	the board has determined that a majority of the directors must be independent;

•	the Audit Committee, Governance and Nominating Committee and Compensation Committee consist solely of independent directors;

•	the board has implemented a policy that our directors may serve on a limited number of public company boards (subject to specific board approval);

•

the board has adopted a “say on pay” policy that at each annual meeting of shareholders, shareholders will have the opportunity to vote on a resolution calling for a non-binding advisory vote on the executive compensation as described in our proxy statement. The outcome of the shareholder advisory vote is considered by the Board and the Compensation Committee as they consider compensation policies and procedures going forward; and

•	the board generally has at least six regularly scheduled meetings per year and holds additional special meetings as necessary.

Our corporate governance guidelines are available at the “Investor Relations” section of our website at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.

Board Independence

We determine director independence by applying the definition of independence contained in the applicable rules of The Nasdaq Market LLC, both for purposes of Nasdaq’s rule requiring that a majority of the board consist of independent directors and its rules requiring the Audit Committee, Governance and Nominating Committee and Compensation Committee to be made up entirely of independent directors. Applying that definition, the board determined as follows:

•	Steven J. Lebowski, Zachary E. Savas and Terence C. Seikel, each a current director, and David M. Goldberg, a director in 2011 until his resignation in July 2011, are each an independent director.

•

Kent B. Herrick, a current director, is not an independent director. Mr. Herrick is our Chairman of the Board, one of our former officers and a member of the board of trustees and a paid employee of the Herrick Foundation.

•	James J. Connor, a current director, is not an independent director. Mr. Connor is our President, Chief Executive Officer and a Secretary, one of our current officers.

There were no transactions, relationships or arrangements considered by the board under the Nasdaq independence definition in determining the independence of the directors and nominees identified above as independent.

All directors who are, or at any time during 2011 were, members of the Audit Committee, the Governance and Nominating Committee or the Compensation Committee were independent throughout their respective periods of service on those committees.

Board and Committee Meetings; Annual Meeting Attendance

We held 18 board meetings during 2011. The Audit Committee met nine times, the Governance and Nominating Committee met four times and the Compensation Committee met four times in 2011. Each current director attended at least 75% of the total of all board meetings and all meetings of board committees on which such director served during 2011. We encourage the directors to attend the Company’s annual meeting of shareholders. All five of the directors who held office at that time attended the 2011 annual meeting.

Committees of the Board

The board has three standing committees: an Audit Committee, a Governance and Nominating Committee and a Compensation Committee. The board has adopted, and may amend from time to time, a written charter for the Audit Committee, Governance and Nominating Committee, and Compensation Committee.

Audit Committee

The Audit Committee assists the board with its oversight of:

•	management’s conduct of the financial reporting process;

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements, including the requirements of the Sarbanes-Oxley Act of 2002;

•	the independence and qualifications of the outside auditor; and

•	the performance of our internal audit function and outside auditor.

The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.

Under the terms of its charter, the Audit Committee is comprised of at least three directors, designated by and serving at the pleasure of the board. In 2011, the Audit Committee met nine times. The Audit Committee is currently comprised (and was comprised during 2011) of three directors, Messrs. Lebowski, Savas and Seikel (Chairman). This composition of the Audit Committee satisfied the independence requirements of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission, as well as the independence and experience requirements of The Nasdaq Market LLC and our Corporate Governance Guidelines. The board has also determined that the Chairman of the committee, Mr. Seikel, is an “audit committee financial expert” as defined in the Securities and Exchange Commission rules.

Audit Committee Report

Our committee oversees our financial reporting process on behalf of the board and is comprised of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable SEC and Nasdaq rules. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements for the year ended December 31, 2011 and discussed them with management, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

In performing our oversight function, we also discussed with the independent accountant the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we received from the independent accountant the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we discussed their independence with them.

Based on the reviews and discussions referred to above and such other considerations as we determined to be appropriate, we recommended to the board (and the board approved) that the audited financial statements for the year ended December 31, 2011 be included in our annual report on Form 10-K for that year for filing with the SEC.

Presented by the members of the Audit Committee of the Board of Directors

Terence C. Seikel, Chairman

Steven J. Lebowski

Zachary E. Savas

Governance and Nominating Committee

The Governance and Nominating Committee, which was comprised of Messrs. Goldberg (Chairman), Lebowski and Seikel until July 10, 2011, when Mr. Goldberg resigned, and after July 11, 2011 has been comprised of Messrs. Lebowski, Savas (Chairman) and Seikel, met four times during 2011.

The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website located at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.

Under the terms of its charter, the mission of the Governance and Nominating Committee includes the following:

•	reviewing with the board the appropriate skills and characteristics required of board members in the context of the then current composition and needs of the board as well as our circumstances; and

•	making recommendations to the board concerning candidates for nomination and election or reelection to the board.

As discussed above, one function of the Governance and Nominating Committee is to make recommendations on nominations for the board. The committee’s charter does not set out specific minimum qualifications that must be met in order for the Governance and Nominating Committee to recommend any nominee to the board. The committee reviews with the board the appropriate skills and characteristics required of directors in the context of the then current composition and needs of the board as well as the circumstances of the Company in order to recommend suitable candidates.

The Governance and Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Governance and Nominating Committee and our then current needs for the board as a whole, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. The committee identifies potential nominees through recommendations made by executive officers, non-management directors, third party recruiting firms and shareholders.

During 2011, the committee received recommendations from members of the then existing board and ultimately selected James J. Connor to fill the vacancy on the Board after Mr. Goldberg’s resignation.

The Governance and Nominating Committee considers the needs for the Board as a whole when indentifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in indentifying nominees, although it does not have a policy regarding the consideration of diversity. See “Qualifications of Directors and Nominees” for a description of the diversity of our current directors. The committee generally evaluates new candidates based on their resumes and through references, background checks and personal interviews.

The committee will consider shareholder suggestions for nominees for director (other than self-nominations). In order to be considered by the committee as a board nominee at next year’s Annual Meeting, all shareholder suggestions must be received before December 31, 2012. Any shareholder who wishes to make a suggestion should submit it in writing to:

Governance and Nominating Committee

c/o Secretary

1136 Oak Valley Drive

Ann Arbor, Michigan 48108

Compensation Committee

The Compensation Committee met four times during 2011.

The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.

Under the terms of its charter, the purpose of the Compensation Committee is to assist the board in its oversight of our compensation policies and procedures. The Compensation Committee’s authority includes:

•	reviewing the objectives and goals of our officer compensation programs and policies, including annual and long-term performance goals, and making recommendations to the board;

•	evaluating the performance of our Chief Executive Officer and recommending to the board his compensation;

•

reviewing employment, compensation and benefits of our officers and making recommendations to the Board, and after consultation with our Chief Executive Officer, recommending to the board salaries for our executive officers other than the Chief Executive Officer;

•

administering all plans and programs under which our officers or directors are compensated, other than plans and programs that the board expressly specifies are to be administered by another person; and

•

periodically reviewing the operation of our officer and director compensation programs to determine whether they are fulfilling their purposes and considering and making recommendations to the board concerning changes or new compensation programs the committee believes would benefit us and our shareholders.

The committee’s charter does not provide for delegation of the committee’s authority or responsibilities, except that the Compensation Committee has delegated responsibility for overseeing the performance of our pension plan investment managers to a management benefits committee. This benefits committee informs the Compensation Committee of its reviews annually and whenever requested by the Compensation Committee.

In determining the salaries of the executives other than the Chief Executive Officer, the committee considers recommendations made by the Chief Executive Officer.

Additionally, in 2011 the committee directly engaged Exequity, Inc. to provide advice to the Compensation Committee and the board on executive and non-employee director compensation. During 2011, Exequity, Inc. consulted with the committee regarding market terms for compensation of a new Chief Executive Officer, consulted with the committee regarding market terms for executive severance arrangements, and assisted us in computing Black Scholes values for outstanding stock appreciation rights. Its fees were authorized by the Compensation Committee without input from management. Exequity, Inc. was responsible to the committee. It performed no other work for us or our affiliates.

Management has engaged Hewitt Associates LLC since 2008 as an advisor to the Human Resources department. Hewitt is engaged for individual projects where management desires outside expertise. Hewitt provides us with an on-line global compensation subscription that we use in market analysis primarily for executive and non-executive compensation, and in 2011 provided management with global compensation survey results.

Compensation Committee Interlocks and Insider Participation

Messrs. David M. Goldberg, Steven J. Lebowski (Chairman) and Zachary E. Savas served on the Compensation Committee in 2011 through July 10, 2011, when Mr. Goldberg resigned, and Messrs. Steven J. Lebowski (Chairman), Zachary E. Savas and Terence C. Seikel served on the Compensation Committee from July 11, 2011 through the remainder of 2011. No one who served on the Compensation Committee in 2011 is or ever has been an officer or employee of Tecumseh Products Company or any of our subsidiaries. In 2011, none of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity with an executive officer that served on our board or compensation committee.

Communications with the Board of Directors

Shareholders may send communications to the board, the Chairman of the Board, the Lead Director or the Audit Committee by mailing them to:

Board of Directors

c/o Secretary

Tecumseh Products Company

1136 Oak Valley Drive

Ann Arbor, Michigan 48108

Shareholders may also e-mail communications to the board by using the e-mail address provided in the “Investor Relations” section of our website at www.tecumseh.com.

The Secretary will review each communication and, after consulting with the Chairman if he thinks it advisable, will forward the communication to the person he deems appropriate to deal with it. He also will provide a copy of each communication to the Lead Director. The Secretary reviews communications to ensure that inappropriate matters, such as marketing materials and non-substantive matters, are removed.

Board Leadership Structure and Role in Risk Oversight

Our current Chief Executive Officer, Mr. Connor, is a director. Mr. Herrick is our Chairman of the Board and presides at all meetings of the shareholders and the board at which he is in attendance. We have determined that this structure is appropriate because of Mr. Herrick’s knowledge of our business and his relationship to our founders and major voting shareholders. Zachary E. Savas is our Lead Director. He is responsible for calling, establishing an agenda for, and moderating executive sessions of independent directors and may call, and add to the agenda for, regular or special meetings of the board. Our bylaws require the lead director to be independent within the meaning of the applicable rules of The Nasdaq Stock Market LLC. We have determined that this structure is appropriate to provide a formal structure and authority for meetings of our independent directors.

Assessing and managing risk is the responsibility of our management. Our Board of Directors oversees and reviews certain aspects of our internal controls, including controls over risks facing us. This oversight is administered primarily though the following:

•

the board’s review and approval of our annual business plan (prepared and presented to the Board by the Chief Executive Officer and other management), including the projected opportunities and risks and challenges facing our business each year;

•	at least quarterly review of our business developments, business plan implementation and financial results;

•

our Audit Committee’s oversight of our internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting (and related reports to the full board); and

•	our Compensation Committee’s reviews and recommendations to the board regarding our executive officer compensation and its relationship to our business plans.

Discussions regarding risk and risk management are generally led by our Chief Financial Officer, who makes presentations at the board meetings and at Audit Committee meetings. The board has consolidated risk management, governance and internal audit functions and directed that the Chief Financial Officer oversee these functions, reporting to the Chief Executive Officer as well as the Audit Committee and the board. Our board’s role in risk oversight has not, to date, had a direct effect on the board’s leadership structure.

Code of Conduct

We have adopted the Tecumseh Products Company Corporate Policy, including a Code of Conduct, Ethics Reporting Policy, and Code of Ethics for Financial Managers, which is a code of ethics that generally applies to all of our directors, officers and employees, although some parts only apply to employees or a specified group of employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. A current copy of the Corporate Policy can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a wavier from, a provision of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relaters to any element of the code of ethics definition enumerated in Item 406(b) of the SEC’s Regulation S-K by posting such information on our Internet website, in the “Investor Relations” section at www.tecumseh.com. We are not including information contained on or available through the company’s web site as part of, or incorporating such information by reference into, this proxy statement.

Transactions with Related Persons

The board recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and has determined that the Audit Committee is best suited to review and approve related person transactions. Our Audit Committee’s charter requires it to review, on an ongoing basis, related party transactions required to be disclosed in our public filings for potential conflict of interest situations and requires all such transactions to be approved by the committee or another independent body of the board.

Generally, if the actual activity provides no evidence of more favorable treatment than arm’s length transactions or other actions that could be detrimental to the Company, the transactions are approved, with or without conditions. Arm’s length transaction are generally transactions in which both parties are acting in their own self interest and are not subject to any pressure or duress from the other party.

The related party transactions described below have been reviewed and approved by the Audit Committee or another independent body of the Board. On March 7, 2011 and March 2, 2012, the committee approved the ongoing business with United Refrigeration and its subsidiaries. In January 2012, an internal audit concluded that 2011 sales activity with United Refrigeration was conducted appropriately and on arm’s length terms. John H. Reilly is the non-executive-Chairman of the Board and the majority owner of United Refrigeration Inc., one of the largest distributors of refrigeration, air conditioning and heating parts and equipment worldwide. On February 3, 2010, Mr. Reilly filed a Schedule 13D amendment, indicating that, at that time, he was a beneficial owner of 9.7% of the outstanding shares of our Class B Common Stock. During 2011, in the ordinary course of business, sales to United Refrigeration, Inc. and its affiliates amounted to approximately $26.5 million, or approximately 3.1% of our consolidated sales. In 2012, through January 31, 2012, sales to United Refrigeration, Inc. and its affiliates amounted to approximately $3.6 million.

On October 31, 2011, our board approved the reimbursement of $12,136.74 in legal expenses incurred by Kent Herrick, one of our directors, for legal expenses incurred by him related to our anti-trust investigation and litigation, subject to his undertaking to repay such advances if it is ultimately determined that he is not entitled to indemnification.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, certain officers, and beneficial owners of more than 10% of the Class B shares are required to file reports about their ownership of our equity securities under Section 16(a) of the Securities Exchange Act of 1934 and to provide copies of the reports to us. Based on the copies we received and on written representations from the persons we know are subject to these requirements, we believe all 2011 filing requirements were met, except that one non-employee director who resigned in 2011 (Mr. Goldberg) filed one Form 4 three days late in 2011, reporting nine transactions relating to the settlement of three deferred stock units upon his resignation.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT

Grant Thornton LLP was our independent accounting firm for the fiscal year ended December 31, 2011, and the Audit Committee has selected the same firm as Tecumseh’s independent accountant for the fiscal year ending December 31, 2012. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification. If the committee’s selection is not ratified by a majority of the votes cast by holders of Class B shares present or represented at the meeting, we will ask our Audit Committee to reconsider its selection. Even if the selection is ratified, Tecumseh’s Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tecumseh Products Company and its shareholders.

Attendance at Annual Meeting

A Representative of Grant Thornton LLP is expected to be present at the annual meeting and available to respond to appropriate questions from shareholders. The representative will have an opportunity to make a statement if he or she so desires.

Audit and Non-Audit Fees

The table below shows the fees billed to us for the last two fiscal years by Grant Thornton LLP, Tecumseh’s independent registered public accounting firm since April 16, 2007. All of the services were performed under engagements approved by Tecumseh’s Audit Committee before Tecumseh entered into them. The fees included in the Audit category are fees billed for the fiscal years for the audit of Tecumseh’s annual consolidated financial statements included in Tecumseh’s annual report to shareholders and its annual report on Form 10-K and review of Tecumseh’s consolidated financial statements included in Forms 10-Q and related matters within that category. The fees included in each of the other categories are fees billed in the fiscal years.

	Year Ended December 31,
	2011	2010
Audit Fees	$1,439,579	$1,414,110
Audit-Related Fees	$46,016	$8,663
Tax Fees	$171,625	$25,094
All Other Fees	$0	$0

Audit fees were for professional services rendered for the audits of our consolidated financial statements, for quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q, for auditing our internal controls, for consents relating to use of their audit opinions in our filings, for assistance with responses to SEC comments and for assistance with and review of documents we filed with the SEC.

Audit-related fees were for assistance in preparing Form 5500 filings for our post-retirement plans and audits of those plans.

Tax fees were for tax compliance work, including preparing tax returns, preparing a claim for refund, and tax planning and advice, including assistance with tax appeals.

The Audit Committee’s current policy provides the committee (or its chairman) with the sole authority to pre-approve all audit engagement fees and terms. In addition, the committee (or its chairman) has the authority to pre-approve any audit-related and non-audit services provided to us by our outside auditor.

Vote Required and Board Recommendation

This proposal requires approval by a majority of the votes cast by holders of Class B common shares at the annual meeting to pass. If a quorum is present, the proposal will be approved if more Class B common shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD RECOMMENDS THAT HOLDERS OF CLASS B COMMON STOCK VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS TECUMSEH’S INDEPENDENT ACCOUNTING FIRM FOR 2012.

EXECUTIVE OFFICERS

The following table sets forth information about our executive officers.

Name	Age	Title	Executive Officer Since

James J. Connor	60	President, Chief Executive Officer and Secretary	January 2010

Michael A. Noelke	58	Executive Vice President, Global Sales, Marketing and Engineering	January 2010

Janice E. Stipp	52	Executive Vice President, Chief Financial Officer and Treasurer	October 2011

Our officers serve at the discretion of the Board of Directors.

James J. Connor has served as our President and Chief Executive Officer and a director since July 2011 and as our Secretary since January 2011. Mr. Connor served as our Vice President and Chief Financial Officer from January 2010 until October 2011 and as our Treasurer from January 2010 to January 2011. From 2005 until December 2009, Mr. Connor was a managing director of BBK, Ltd,, a business and turnaround management consulting firm, where he worked with automotive suppliers and other manufacturing companies to help them develop and implement their product, financial and operating strategies. From 2000 to 2005, Mr. Connor served as President and Chief Executive Officer of Newcor, Inc., a manufacturer of precision-machined components and related products for the automotive, heavy truck, agricultural and appliance industries. Mr. Connor joined Newcor in 1999 as Vice President and Chief Financial Officer. Before joining Newcor, Mr. Connor served as Vice President and Chief Financial Officer for Rockwell Medical Technologies Inc. from 1996 to 1999. From 1991 to 1996, Mr. Connor served as President of Glacier Vanderwell, Inc., an engine bearing manufacturer. Mr. Connor is an active member of the Turnaround Management Association, The American Institute of Certified Public Accountants, and the Michigan Association of Certified Public Accountants.

Michael A. Noelke has served as our Executive Vice President, Global Sales, Marketing and Engineering since January 2010. Prior to joining us, Mr. Noelke served for 32 years in a variety of positions at the Sporlan Division of Parker Hannifin Corp, a leading global supplier of heating, ventilation, air conditioning and refrigeration components, including for residential and commercial air conditioning and supermarket and transport refrigeration. He was Global Vice President, Business Development from June 2009 until December 2009, responsible for the division’s global sales organization and strategy as well as business development strategy, such as acquisition, partnerships and innovating technology. He previously served as Division General Manager from July 2006 until June 2009, with profit and loss responsibility for the organization of over 1,200 people. He also previously served as Division Operations Manager from July 2005 until July 2006 and Division Marketing Manager from October 2004 until

June 2005 as well as in various sales, engineering and planning positions. He is a member of the Refrigeration Service Engineers Society, past president of the American Society of Heating, Refrigeration and Air Conditioning Engineers (ASHRAE) St. Louis chapter and a member of the communications committee and past president of the Valves and Accessories section of the Air Conditioning, Heating and Refrigeration Institute (AHRI).

Janice E. Stipp has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2011. From January 2011 until June 2011, Ms. Stipp served as Chief Financial Officer of Revstone Industries, LLC, a company that manufactures, engineers, and designs components for use in the transportation and heavy truck industries. Ms. Stipp was responsible for assisting in the development of strategic and tactical plans to achieve corporate goals and objectives and overseeing all financial functions, including treasury, purchasing, and information technologies functions. From February 2007 until January 2011, Ms. Stipp served as Chief Financial Officer and Vice President of Acument Global Technologies Corporation, a portfolio company of Platinum Equity LLC a private equity firm. Acument’s revenue was approximately $1.8 billion as of the date of acquisition by Platinum, and Ms. Stipp assisted in divestiture activities, including the development of potential buyers, modeling, strategic synergies and negotiation as well as overseeing all financial functions, including treasury, human resources and information technologies functions. Acument Global Technologies, Inc. is a manufacturer and distributor of mechanical fastening systems for the automotive, industrial, electronics and aerospace industries. From August, 2005 until February 2007, Ms. Stipp served as Chief Financial Officer and Executive Vice President of Administration of GDX Automotive Corporation, a portfolio company for Cerberus Equity, LLC, a private equity firm. GDX’s revenue was approximately $1.0 billion as of the date of acquisition by Cerberus and is a manufacturer of sealing system solutions for the automotive industry. Ms. Stipp was a member of the senior leadership team and assisted in developing strategic direction and tactical plans for divesting this entity as well overseeing all financial functions, including human resources and information technologies functions. Ms. Stipp has accumulated over twenty years of experience working for General Motors Corporation, other automotive suppliers and manufacturing companies, helping them develop and implement their product, financial and operating strategies. Ms. Stipp received her MBA from Wayne State University and is a member of the American Institute of Certified Public Accountants. Ms. Stipp is party to a letter agreement with us that requires us to elect her as our Chief Financial Officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The year 2011 was a year of transition in our leadership. In March 2011, James E. Wainright, our then President and Chief Executive Officer, and our board mutually determined that Mr. Wainright would separate his employment with us after a transition period. In May 2011, Mr. Wainright entered into a General Release of All Claims with us under which he received $1,350,000 in exchange for releasing us from all claims relating to his compensation and benefits. His employment terminated in July 2011, after our board approved James J. Connor’s appointment as our President and Chief Executive Officer. Also, in October 2011, Janice E. Stipp joined us as our Executive Vice President, Chief Financial Officer and Treasurer, taking over the chief financial officer functions from Mr. Connor.

In 2011, in view of then current economic conditions and our condition, we held Mr. Wainright’s, Mr. Noelke’s and, initially, Mr. Connor’s salaries at the same levels as their 2010 salaries. Mr. Connor’s salary was increased from $350,000 to $500,000 as a result of his increased responsibilities upon his appointment as our President and Chief Executive Officer in July 2011. Ms. Stipp’s salary and signing bonus were negotiated at arm’s length in connection with her October 2011 hiring and employment letter. For 2012, we held executive officer salaries at the same level in light of continuing concerns about the economy and our condition. See “2012 Compensation Arrangements.”

We reassessed our performance measures in 2011, and to make our bonuses better reflect our performance during the year, we granted cash Performance Awards based on our adjusted return on average total capital (debt and equity) to our named executive officers (other than Mr. Wainright because of his impending departure) in 2011. The adjusted return on average total capital is defined as income or loss from continuing operations before taxes, excluding expenses relating to awards under the Long-Term Incentive Cash Award Plan (bonus and equity incentives), non-recurring income and expenses, gains and losses on fixed assets disposals, some foreign exchange adjustments, in the board’s discretion, and antitrust litigation settlements, excluding legal fees, divided by average total capital.

Target bonus and equity incentives for 2011 were the same as 2010, but were allocated 40% to cash Performance Awards and 60% to performance phantom share awards in 2011, to provide management with more incentives to focus on long-term increases in shareholder value and so that the target cash Performance Awards for non-executive officers approximated the target annual cash incentives for those officers in 2010 As a result, the target cash Performance Award as a percentage of salary was 65% for Mr. Connor (increased to 90% when he became our Chief Executive Officer), 80% for Mr. Noelke and a negotiated 60% for Ms. Stipp (and pro rated for the time she was employed by us in 2011). Actual awards could range from 50% of target for achieving 80% of the targeted adjusted return on average total capital to a cap of 150% of target for achieving 120% or more of targeted adjusted return on average total capital. One quarter of the calculated payout amount was subject to the Compensation Committee’s discretion, based on its subjective evaluation of the participant’s individual and our overall performance for 2011. Because adjusted return on total capital for 2011 was less than 80% of the target, the threshold was not met and no cash bonuses were paid under these awards for 2011. For 2012, our annual cash incentives are based on the same criteria and percentages as in 2011 (except for an increase in Ms. Stipp’s target percentage in 2012), with an updated targeted adjusted return on average total capital and a threshold that requires an improvement over 2011 actual results. See “2012 Compensation Arrangements.”

We also continued to grant equity incentives in 2011. However, we changed our awards in 2011 to further align the interests of our named executive officers with our shareholders’ interests. We awarded phantom shares subject to a performance condition that adjusts the amount of phantom shares awarded, which then vest over a three year period. We no longer provide equity incentives with only time-based vesting. The performance condition is the same adjusted return on average total capital performance condition that applies to the cash

Performance Awards. Sixty percent of the target bonus and equity incentives for 2011 were allocated to performance phantom share awards in 2011. As a result, the target performance phantom share awards (based on the fair value of the Class A shares on the date of the award) as a percentage of salary was 97.5% for Mr. Connor (increased to 120% when he became our Chief Executive Officer), 120% for Mr. Noelke and a negotiated 90% for Ms. Stipp (and pro rated for the time she was employed by us in 2011). Actual awards vary in the same manner as the cash Performance Awards. Because adjusted return on total capital for 2011 was less than 80% of the target, the threshold was not met and no phantom shares were awarded under these awards for 2011. For 2012, our performance phantom shares are based on the same criteria and percentages as in 2011 (except for an increase in Ms. Stipp’s target percentage in 2012), with an updated targeted adjusted return on average total capital and a threshold that requires an improvement on 2011 actual results.

By linking our long-term incentives to our financial results, we hope to more closely align our named executive officers’ incentives with the long-term interests of shareholders. We no longer provide long-term incentive compensation in the form of stock appreciation rights and phantom shares with only time-based vesting requirements. We want even long-term equity incentives to be subject to achieving our performance goals. We also terminated our employment letters with Messrs. Connor and Noelke in 2011 because they had been employed by us for nearly two years and we mutually determined those agreements were no longer necessary to attract these officers and assure them of minimum positions, salaries and benefits.

Our board plans to continue to critically review our executive compensation arrangements. As part of this commitment and partly in response to shareholder approval at the 2009 annual meeting of a Say on Executive Pay proposal, the board implemented a policy in 2009 that at each annual meeting of shareholders, beginning at the 2010 annual meeting, shareholders will have the opportunity to vote on an advisory basis on whether to approve the compensation of our named executive officers. The outcome of the shareholder advisory vote will be considered by the board and the Compensation Committee as they consider compensation policies and procedures going forward. The board and the Compensation Committee considered the support for its executive compensation policies and decisions as reflected in the 2011 vote and resolved to continue to link our bonuses and equity incentives to our performance and business plan.

Some of our more significant compensation practices include the following:

•

Performance-Based Pay. As discussed above our cash Performance Awards and performance phantom shares are variable and tied to financial performance. As a result, two-thirds of the Chief Executive Officer’s target salary, bonus and equity incentive compensation is based on our performance.

•

No Employment Agreements (except with our new Chief Financial Officer), Agreements or Supplemental Pension Plans. We do not have any employment agreements, severance agreements or change in control agreements with, or supplemental pension plans for, our current named executive officers, except that we entered into an employment letter with our new Chief Financial Officer in 2011, and in connection with a change in control, the Compensation Committee may purchase phantom shares and stock appreciation rights for the price the holder would receive upon their exercise or vesting (regardless of whether they were vested at the time). Mr. Wainright’s General Release of All Claims eliminated his severance and change in control agreement, and we also terminated our employment letters with Messrs. Connor and Noelke in 2011 because they had been employed by us for nearly two years and we mutually determined those agreements were no longer necessary to attract these officers and assure them of minimum positions, salaries and benefits.

•

Compensation Risk Assessment. We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•	Independent Compensation Committee. Each member of our Compensation Committee is independent as defined in The Nasdaq Market LLC’s rules.

•

Outside Compensation Consultant. The Compensation Committee uses the services of Exequity, Inc., an independent outside compensation consultant, from time to time to provide advice on performance goals and awards and market rates of compensation, among other things.

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Trading Policy. Our Insider Trading Policy includes a policy prohibiting directors and designated employees, including the Chairman, President, Chief Financial Officer and employees reporting directly to them), from engaging in short sales of our common shares and they may not write, purchase, sell or otherwise trade in puts, calls or any other type of options on our common shares.

Process and Elements

The Compensation Committee’s process of reviewing the executive compensation program and setting the compensation levels of the executive officers named in the Summary Compensation Table (who are sometimes referred to as “named executive officers” or “NEOs”) involves several components. Typically, during the first quarter of each year, the committee reviews each NEO’s total compensation. Also, typically during the fourth and first quarters of each year the committee meets with its compensation consultant to discuss annual and long-term incentives for executive officers and to develop plans for the new year. The committee members also meet regularly with the NEOs at various times throughout the year, both formally within board and committee meetings and informally outside of board and committee meetings, which helps the committee members assess each NEO’s performance. The committee also typically solicits input from all non-employee directors as to the Chief Executive Officer’s performance. This was done in the first quarter of 2011 and 2012 in connection with the general review of NEO compensation, determination of the prior year’s bonuses and approval of the current year’s bonus and equity incentive awards. In addition, the CEO annually presents his evaluation of each NEO to the committee, which includes a review of each officer’s contributions and performance over the past year, strengths, opportunities for improvement, development plans, and succession potential. The CEO also presents compensation recommendations for the committee’s review and consideration. Following this presentation and an assessment of competitive market data for each position, including demands of potential new executives, the committee assesses all information in its possession and makes decisions on each element of compensation (discussed below) for each of the NEOs.

The main elements of the named executive officers’ compensation are salary, cash incentives under our Annual Incentive Plan (or under our Long-Term Incentive Cash Award Plan as Performance Awards), stock appreciation rights, or SARs, and phantom shares (all settleable in cash only) awarded under our Long-Term Incentive Cash Award Plan, and retirement benefits. The committee’s philosophy is to pay a base salary to attract and retain qualified executives and to allocate a significant portion of their total targeted compensation to performance-oriented elements, to motivate them to meet specific performance objectives and increase shareholder value without taking excessive risks. Under this program, our named executive officers are rewarded for their service to the company, the achievement of specific performance goals and the realization of increased shareholder value.

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Base Salary. During the first quarter of each year, the committee reviews and establishes the base salaries of the NEOs. We review compensation survey data compiled and reviewed by the committee’s consultant (last done in 2010), adjusted by management for inflation. For each NEO, the committee takes into account the scope of each incumbent’s responsibilities and individual performance and the demands of new employees and third party candidates for a particular position and then tests the results from these factors against compensation survey data. In making base salary decisions, the committee is mindful of the issues inherent in maintaining internal pay equity while also ensuring that our compensation program remains able to attract and retain qualified executives. As we are committed to the principles of pay-for-performance, the committee generally targets base salary, a non-variable element of compensation, to be approximately at the market median of our peer group. In view of current economic conditions, our condition and compensation survey data showing that executive salaries are approximately at the market median, management has recommended, and the committee has agreed, that NEO salaries not be increased at the beginning of 2011 or 2012. Mr. Connor’s salary was increased from $350,000 to $500,000 as a result of his increased responsibilities upon his appointment as our President and Chief Executive Officer in July 2011. Ms. Stipp’s salary and signing bonus were negotiated at arm’s length in connection with her October 2011 hiring and employment letter. The base salaries paid to the NEOs during 2011 are shown in the Summary Compensation Table under the “Salary” column.

•

Annual Incentive Opportunity. During the first quarter of each year, the committee establishes an annual cash incentive opportunity for each NEO under the company’s Annual Incentive Plan (or under our Long-Term Incentive Cash Award Plan as Performance Awards). At that time, the committee approves:

•	the overall company performance measures, goals, and funding formulas for the year; and

•	the individual performance measures and goals for each NEO for the year; and

•	the target annual incentive opportunity for each NEO.

We target annual incentive compensation opportunities to be competitive with market medians. Actual performance results, both company and individual, can yield incentive compensation results that fall below or above market medians. Stated another way, the compensation program can yield higher than market median compensation for higher performance. We discuss the performance measures, goals and results for 2011 and the performance measures and goals for 2012 later in this Compensation Discussion and Analysis.

•	Long-Term Incentives. The long-term incentive element of our compensation program is structured to:

•	motivate and reward the NEOs for performance aimed at increasing shareholder value over periods longer than one year;

•	link executives’ interests with those of shareholders;

•	retain executives over the longer term; and

•	provide incentives to achieve our performance goal, as the amount of the awards vary based on the achievement of our performance goal.

•	Retirement Benefits. We provide retirement benefits to attract and retain employees and to encourage employees to save money for their retirement.

The Long-Term Cash Incentive Plan currently uses performance phantom shares, which are the functional equivalent of restricted stock, as the long-term incentive and retention vehicle.

During the first quarter of each year, the committee establishes a target dollar amount of the annual and long-term incentive opportunity for each NEO, which is expressed as a percent of the NEO’s total salary. That target is then allocated between annual and long-term incentive opportunities. For 2011 and 2012, 40% of the total target is allocated to the target annual cash compensation opportunity and 60% is allocated to the target long-term incentive opportunity. The target long-term incentive opportunity is converted into a target number of phantom shares based on the fair value of the Class A shares on the date of the award. We also (1) adjust the amount of phantom shares awarded based on our adjusted return on average total capital (debt and equity), and (2) provide that 25% of the adjusted award is in the discretion of our Compensation Committee based on its subjective judgment of the executive’s individual performance and our overall performance for the applicable year. These awards are made following the committee’s consideration and review of our results for the prior year and at the same time the committee is making other compensation decisions for the NEOs. In setting the annual and long-term target opportunities for each NEO, the committee considers competitive data and strives to set target opportunities at market medians. The 2011 and 2012 awards to the NEOs are discussed later in this Compensation Discussion and Analysis.

Peer Group Comparisons

We use a peer group of companies to determine a range of competitive compensation practices for our named executive officers and certain other key executives. The companies in the peer group at the time of the 2011 and 2012 decisions are Actuant Corp., Albany International Corp., Altra Holdings Inc., Ampco-Pittsburgh Corp., Badger Meter Inc., Barnes Group Inc., Blount International Inc., Briggs & Stratton Corp., Chart Industries Inc., Circor International Inc., CLARCOR Inc., Colfax Corp., Columbus Mckinnon Corp., Crane Co., Donaldson Company Inc., EnPro Industries Inc., ESCO Technologies Inc., Gardner Denver Inc., Gorman Rupp Co., Graco Inc., IDEX Corp, John Bean Technologies Corp, Kaydon Corp, Kennametal Inc., L.B. Foster Co, Lincoln Electric Holdings Inc., Middleby Corp., Mueller Industries Inc., Mueller Water Products Inc., NN Inc., Nordstrom Corp., RBC Bearings Inc., Robbins & Myers Inc., Tennant Co., Thermadyne Holdings Corp., TriMas Corp., Valmont Industries, Inc. and Watts Water Technologies Inc. We changed our peer group in 2010 to match those in the 2010 compensation survey results we received, and those entities were selected based on annual revenues. While these peer group companies do not represent a perfect match for us in terms of products manufactured, the nature and size of their businesses place them in competition with us for executive and managerial talent. These are companies to which we could lose people and from which we could recruit people. Through 2010, the revenues of the 2011 and 2012 peer group companies ranged from $250 million to $2.177 billion, with a median of $725 million and average of $925 million. Tecumseh’s revenues for 2011 were $864.4 million.

We use the peer group data to determine competitive total compensation levels for base salary, annual incentives and long-term incentives. We review these data in making decisions on each of these elements of compensation for each executive, but we do not rigidly apply the competitive data in any way. In making compensation decisions for our executives, we consider company performance, individual performance and potential, prevailing market conditions (including compensation demands of third-party candidates for open positions) and the competitive compensation data. We do not, however, formally tie any specific elements of compensation to a benchmark.

The 2011 actual total salary, cash Performance Award compensation, and phantom share compensation of Mr. Wainright, our former President and Chief Executive Officer (until July 2011), was 9.1% of the 2011 peer group’s CEO median total of these compensation elements (based on survey results we received in 2010, adjusted by management for inflation). The 2011 actual total salary, cash Performance Award compensation, and phantom share compensation of Mr. Connor, our Vice President, Chief Financial Officer and Secretary until July 2011, and then our President, Chief Executive Officer and Secretary, during 2011, was 51.4% of the 2011 peer group’s CFO median total of these compensation elements and 17.6% of the 2011 peer group’s CEO median total of these compensation elements (based on survey results we received in 2010, adjusted by management for inflation). Mr. Noelke is our Executive Vice President, Global Sales, Marketing and Engineering, but we did not have peer group compensation information for a sales, marketing and engineering executive. The 2011 actual total salary, cash Performance Award compensation, and phantom share compensation of Ms. Stipp, our Executive Vice President, Chief Financial Officer and Treasurer beginning in October 2011 during 2011, was 9.2% of the 2011 peer group’s CFO median total of these compensation elements (based on survey results we received in 2010, adjusted by management for inflation). Ms. Stipp became an executive officer in October 2011.

The total of Mr. Connor’s 2012 salary, target cash Performance Award compensation and target performance phantom shares compensation is 63.0% of the 2011 peer group’s CEO median total of these compensation elements (based on survey results we received in 2010, adjusted by management for inflation). Mr. Noelke is our Executive Vice President, Global Sales, Marketing and Engineering, but we do not have peer group compensation information for a sales, marketing and engineering executive. The total of Ms. Stipp’s 2012 salary, target cash Performance Award compensation and target performance phantom shares compensation is 112.6% of the 2011 peer group’s CFO median total of these compensation elements (based on survey results we received in 2010, adjusted by management for inflation).

2011 Salaries

For 2011, in view of then current economic conditions and our condition and Mr. Wainright’s recommendation, we held Mr. Wainright’s salary at the level specified in his 2007 employment letter. We also held Mr. Noelke’s and, initially, Mr. Connor’s salaries at the same levels as their 2010 salaries. Mr. Connor’s salary was increased from $350,000 to $500,000 as a result of his increased responsibilities upon his appointment as our President and Chief Executive Officer in July 2011, and in light of salary requests by third party candidates for the position and our review of peer group salary information. Ms. Stipp’s salary and signing bonus were negotiated at arm’s length in connection with her October 2011 hiring and employment letter. We believe that the salaries of all the NEOs fall within the range of competitive practice.

2011 Annual Cash Incentives

In 2011, our named executive officers (other than Mr. Wainright because of his impending departure) had the opportunity to earn annual cash incentives based on performance during the year through cash Performance Awards under our Long-Term Incentive Cash Award Plan. Under the cash Performance Awards, each participating executive is eligible to earn a cash incentive based on our and the executive’s performance during the year. In the first quarter of 2011, the Compensation Committee established a target incentive for each participating employee, expressed as a percentage of his or her salary. We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year.

To make our bonuses reflect our performance during the year, the actual amount of the cash payment under the Performance Awards for 2011 was determined based on our adjusted return on total capital (“Adjusted ROC”) compared to our target Adjusted ROC. In adopting this performance measure, the committee sought to ensure that the NEOs would be focused on maximizing our Adjusted ROC.

Adjusted ROC is our 2011 income or loss from continuing operations before taxes divided by total capital. Income or loss from continuing operations before taxes is our income (loss) from continuing operations before taxes, excluding (1) expense relating to award agreements under the Long-Term Incentive Cash Award Plan, (2) non-recurring income and expenses, (3) gains and losses on fixed asset disposals, (4) foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Board, and (5) settlement related to antitrust litigation, excluding legal fees incurred in connection with antitrust matters.

Total capital means the sum of (1) (a) the average of the amounts shown on our balance sheets at December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011 as long-term debt, minus (b) the average of the amounts shown as cash and cash equivalents on our balance sheets at December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, excluding foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the board, plus (2) the average of the amounts shown as shareholders’ equity on our balance sheets at December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011.

For 2011, the Compensation Committee established a target incentive for each participating employee under each Performance Award. The Compensation Committee originally based the total target amount of annual cash incentives and equity incentives on the same percentage of salary used in 2010 (200% for Mr. Noelke, 162.5% for Mr. Connor, and none for Mr. Wainright because of his impending departure), and determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (phantom shares in 2011). Mr. Connor’s total percentage was increased to 200% upon his appointment as our President and Chief Executive Officer, and Ms. Stipp’s total percentage was set at 150% (and pro rated for the time she was employed by us in 2011) upon her appointment as or Chief Financial Officer. We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year.

The 2011 target incentive percentages for Performance Awards for our current named executive officers are:

Executive Officer	Target Incentive

James J. Connor	80% of salary
Michael A. Noelke	80% of salary
Janice E. Stipp	60% of salary (pro rated for the time she was employed by us in 2011)

The actual award amount varied based on a percentage equal to the actual Adjusted ROC divided by the target Adjusted ROC. If actual Adjusted ROC was less than 80% of target Adjusted ROC, the actual award amount and the payments under the Performance Award would be zero. Reaching 80% of the target Adjusted ROC would have required a significant improvement over 2010 actual Adjusted ROC. If actual Adjusted ROC was 80% or more of target Adjusted ROC, the actual award amount would be 50% of the target incentive, plus 2.5% of the target incentive for each full 1% that the percentage of actual Adjusted ROC divided by target Adjusted ROC exceeded 80%, up to a maximum of 150% of the target incentive if such percentage was 120% or more. If actual Adjusted ROC was equal to target Adjusted ROC, the actual award amount would be 100% of the target incentive.

Of the actual award amount, 75% would be realized based on the above formula and between 0% and 25% might be realized, as determined by the Compensation Committee in the exercise of its sole discretion, on the date between January 1, 2012 and March 1, 2012 that the Compensation Committee determined actual Adjusted ROC for 2011 (the “Determination Date”). The committee had discretion to include all, none or any portion of the discretionary portion of the award for 2011. The committee intended to exercise this discretion based on its subjective evaluation of the participating employee’s and our overall performance during 2011. The following table illustrates the potential award amounts as a percentage of the target incentive for the threshold, target and maximum Adjusted ROC:

Adjusted ROC	Maximum Adjusted ROC Percent	Maximum Discretionary Percent	Total Percent

Threshold (2.72%; 80% of Target)	37.50%	12.50%	50.00%
Target (3.4%)	75.00%	25.00%	100.00%
Maximum (4.08%; 120% of Target)	112.50%	37.50%	150.00%

Because adjusted return on total capital for 2011 was less than 80% of the target, the threshold was not met and no cash bonuses were paid under these cash Performance Awards for 2011. The table below provides information about our actual 2011 Adjusted ROC performance and the resulting percentages:

Actual Adjusted ROC	Actual Free Cash Flow Percent	Actual Discretionary Percent	Actual Total Percent

(20.0)%	0.0%	0.0%	0.0%

The Adjusted ROC portion of the individual payment was to be calculated as follows: (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by 75% weighting, (4) multiplied by a percentage between 50.00% and 150.00% (or 0% if the threshold was not met) based on the actual Adjusted ROC compared to the target Adjusted ROC.

The discretionary portion of the individual bonuses was to be calculated as follows: (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by a percentage between 0% and 25%, determined by the Compensation Committee in its discretion depending on a subjective individual performance evaluation conducted at the end of the year by the Chief Executive Officer for other participating employees and based on the executive’s key responsibilities, specific improvement objectives, and leadership competencies and also depending on a subjective company performance evaluation conducted at the end of the year by the Committee, (4) multiplied by a percentage between 50.00% and 150.00% (or 0% if the threshold was not met) based on the actual Adjusted ROC compared to the target Adjusted ROC.

All individual goals the Compensation Committee established for 2011 for named executive officer Performance Awards were based on Mr. Wainright’s recommendations. After the end of 2011, the committee adopted Mr. Connor’s findings as to the individuals’ actual performance relative to their individual goals, except for Mr. Connor’s own performance, which was evaluated by the committee.

Mr. Connor’s individual performance goals were based on Adjusted ROC, product quality, on-time delivery, and customer feedback. Mr. Noelke’s individual performance goals were based on Adjusted ROC, product quality, on-time delivery, and customer feedback. Ms. Stipp’s individual performance goals were based on our Adjusted ROC, product quality, on-time delivery, and customer feedback.

Because the threshold Adjusted ROC was not met in 2011, no bonuses, including the discretionary portion of the bonuses, were paid under the cash Performance Awards for 2011, and no bonuses to named executive officers based on individual performance evaluations were determined or paid for 2011. The 2011 target incentive percentages for our executive officers and their actual incentive percentages allocated to them based on these calculations were:

Executive Officer	Target Incentive Percentage	Actual From Company Performance	Actual From Individual Performance	Total Actual Incentive Percentage

James J. Connor	80% of salary	0.0%	0.0%	0.0% of salary
Michael A. Noelke	80% of salary	0.0%	0.0%	0.0% of salary
Janice E. Stipp	60% of salary (pro rated)	0.0%	0.0%	0.0% of salary

We do not have a policy regarding adjustment of bonus payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the payment, but we have not had such a restatement or adjustment and there were no payments to adjust in 2011.

2011 Equity-Based Awards

The third major component of our executives’ compensation consists of awards under our Long-Term Incentive Cash Incentive Plan. These awards, settleable only in cash, tie executives’ compensation to the long-term market performance of our Class A shares. For 2011, we awarded performance phantom shares (economically equivalent to performance restricted stock) to the same named executive officers that received the cash Performance Awards. For 2011, these phantom share awards are also structured to provide incentives to achieve our performance goal, as the actual amount of the awards vary based on the achievement of our Adjusted ROC performance goal.

For 2011, the Compensation Committee established a target incentive for each participating employee under each performance phantom share award. The Compensation Committee originally based the total target amount of annual incentives and equity incentives on the same percentage of salary used in 2010 (200% for Mr. Noelke, 162.5% for Mr. Connor, and none for Mr. Wainright because of his impending departure), and determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (phantom shares in 2011). Mr. Connor’s total percentage was increased to 200% upon his appointment as our President and Chief Executive Officer, and Ms. Stipp’s total percentage was set at 150% (and pro rated for the time she was employed by us in 2011) upon her appointment as or Chief Financial Officer.

The 2011 target incentive percentages for phantom share awards for our current executive officers are:

Executive Officer	Target Incentive

James J. Connor	120% of salary
Michael A. Noelke	120% of salary
James J. Connor	90% of salary (pro rated for the time she was employed by us in 2011)

The actual award amount would vary based on the percentage of the actual Adjusted ROC divided by the target Adjusted ROC in the same manner as the Performance Awards are adjusted as described above. The actual award amount would be converted into phantom shares based on the fair value of the Class A Shares on the date the performance phantom shares were awarded.

Of the actual award amount, 75% would be realized based on the same formula described above for cash Performance Awards and between 0% and 25% might be realized, as determined by the Compensation Committee in the exercise of its sole discretion, on the Determination Date in the same manner as the Performance Awards described above.

The phantom shares would vest in equal one-third installments on the Determination Date, December 31, 2012 and December 31, 2013. Payment of the first vested installment would be made between January 1, 2012 and March 15, 2012, but no earlier than the Determination Date. Payment of the second and third vested installment was to be made between January 1 and March 15 of the year after the vesting date.

The committee uses phantom shares to increase the retention value of the award (in case stock prices decline, phantom shares retain some value) and to subject the holder to risks of stock price declines (the phantom shares become less valuable as the price declines), while providing incentive to increase stock prices, as is the case for stock appreciation rights. Phantom shares also provide incentives to increase stock price even if the stock price declines after the award date. Because phantom shares are paid in cash when they vest, their incentive and retention value only lasts during the vesting period, whereas stock appreciation rights can provide their incentive for the entire term of the stock appreciation right (until exercise). The committee did not grant stock appreciation rights in 2011 and instead awarded only phantom shares as our long-term incentives, because of the advantages of phantom shares described above and to simplify our long-term incentives.

As described above under “2011 Annual Cash Incentives”, because the threshold Adjusted ROC was not met in 2011, no performance phantom shares, including the discretionary portion of the performance phantom shares, were paid under the performance phantom share awards for 2011, and no performance phantom shares to named executive officers based on individual performance evaluations were determined or paid for 2011. The 2011 target incentive percentages for our executive officers and their actual incentive percentages allocated to them based on these calculations were:

Executive Officer	Target Incentive Percentage	Actual From Company Performance	Actual From Individual Performance	Total Actual Incentive Percentage

James J. Connor	120% of salary	0.0%	0.0%	0.0% of salary
Michael A. Noelke	120% of salary	0.0%	0.0%	0.0% of salary
Janice E. Stipp	90% of salary (pro rated)	0.0%	0.0%	0.0% of salary

We do not have a policy regarding adjustment of performance phantom share payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the payment, but we have not had such a restatement or adjustment and there were no awards to adjust for 2011.

Retirement Benefits

Our named executive officers participate in our Retirement Savings Plan (a 401(k) plan) and, except for Ms. Stipp (who was hired after new employees were no longer eligible to participate), our defined benefit plan on the same basis as other salaried employees. The Compensation Committee considers the value of benefits under these plans when determining other compensation.

2012 Executive Compensation Arrangements

In view of current economic conditions, our 2011 results of operations and condition, the recently negotiated salaries for Mr. Connor and Ms. Stipp, and Mr. Connor’s recommendations, management recommended, and the committee agreed, that the salaries of each of Mr. Connor, Mr. Noelke and Ms. Stipp not be increased at the beginning of 2012. Their salaries were negotiated in connection with Mr. Connor’s appointment as our President and Chief Executive Officer, Mr. Noelke’s employment letter in 2009 when he first joined the Company and Ms. Stipp’s employment letter in 2011 when she first joined the Company.

For 2012, we determined to continue to provide cash incentives by granting Performance Awards under our Long-Term Incentive Cash Award Plan. Our Compensation Committee designates our employees eligible to receive Performance Awards under our Long-Term Incentive Cash Award Plan. For 2012, all three of our current named executive officers, James J. Connor, Michael A. Noelke and Janice E. Stipp, received such Performance Awards.

To make our annual cash incentive reflect our performance during the year, the actual amount of the cash payment under the Performance Awards for 2012 with respect to 75% of our target annual cash incentives will be determined based on our Adjusted ROC compared to our target Adjusted ROC. The other 25% of our target annual cash incentives will be determined by our Compensation Committee in the exercise of its sole discretion based on its subjective evaluation of the participating employee’s individual and our corporate performance during 2012.

Adjusted ROC is our 2012 income or loss from continuing operations before taxes divided by total capital. Income or loss from continuing operations before taxes is our income (loss) from continuing operations before taxes, excluding (1) expense relating to award agreements under the Long-Term Incentive Cash Award Plan, (2) non-recurring income and expenses, at the discretion of the Compensation Committee, (3) gains and losses on fixed asset disposals, (4) foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Compensation Committee, and (5) settlement related to antitrust litigation, excluding legal fees incurred in connection with antitrust matters.

Total capital means the sum of (1) (a) the average of the amounts shown on our balance sheets at December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012 as long-term debt, minus (b) the average of the amounts shown as cash and cash equivalents on our balance sheets at December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, excluding foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Compensation Committee, plus (2) the average of the amounts shown as shareholders’ equity on our balance sheets at December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012.

For 2012, the Compensation Committee has established a target incentive for each participating employee under each Performance Award. The Compensation Committee based the total target amount of annual incentives and equity incentives on the same percentage of salary used in 2011 (200% for Mr. Connor, 200% for Mr. Noelke, and 150% for Ms. Stipp), and

determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (phantom shares again in 2012). We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year.

The actual award amount that is based on Adjusted ROC (75% of the target award amount) will vary based on a percentage equal to the actual Adjusted ROC divided by the target Adjusted ROC. If actual Adjusted ROC is less than 80% of target Adjusted ROC, the actual award amount that is based on Adjusted ROC and the payments under this portion of the Performance Award will be zero. Reaching 80% of the target Adjusted ROC would require an improvement over 2011 actual Adjusted ROC. If actual Adjusted ROC is 80% or more of target Adjusted ROC, the actual award amount that is based on Adjusted ROC will be 50% of this portion of the target incentive, plus 2.5% of this portion of the target incentive that is based on Adjusted ROC for each full 1% that the percentage of actual Adjusted ROC divided by target Adjusted ROC exceeds 80%, up to a maximum of 150% of the target incentive if such percentage is 120% or more. If actual Adjusted ROC is equal to target Adjusted ROC, the actual award amount that is based on Adjusted ROC is 75% of the target incentive.

Of the actual award amount, 75% will be realized based on the above formula and Adjusted ROC, and between 0% and 25% of the target incentive may be realized, as determined by the Compensation Committee in the exercise of its sole discretion, on the date between January 1, 2013 and March 1, 2013 that the Compensation Committee determines actual Adjusted ROC for 2012 (the “Determination Date”). The committee has discretion to include all, none or any portion of the discretionary portion of the award for 2012. The committee intends to exercise this discretion based on its subjective evaluation of the participating employee’s and our corporate performance during 2012. The following table illustrates the potential award amounts as a percentage of the target incentive for the threshold, target and maximum Adjusted ROC compared to target Adjusted ROC:

Adjusted ROC	Maximum Adjusted ROC Percent	Maximum Discretionary Percent	Total Percent

Threshold (80%)	37.50%	25.00%	62.50%
Target	75.00%	25.00%	100.00%
Maximum (120%)	112.50%	25.00%	137.50%

The Adjusted ROC portion of the individual payment will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by 75% weighting, (4) multiplied by a percentage between 50.00% and 150.00% based on the actual Adjusted ROC compared to the target Adjusted ROC.

The discretionary portion of the individual payment will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by a percentage between 0% and 25%, determined by the Compensation Committee in its discretion depending on a subjective individual and corporate performance evaluation conducted after the end of the year by the Compensation Committee for the Chief Executive Officer and by the Chief Executive Officer for other participating employees and based on the executive’s key responsibilities, specific improvement objectives, and leadership competencies and achieving corporate goals.

The 2012 target incentive percentages for Performance Awards for our current executive officers are:

Executive Officer	Target Incentive

James J. Connor	80% of salary
Michael A. Noelke	80% of salary
Janice E. Stipp	65% of salary

Ms. Stipp’s target incentive is increased for 2012 to match the target incentive for our Chief Financial Officer in 2011.

In addition, for 2012 the Compensation Committee has awarded performance phantom shares to the same three current named executive officers under our Long-Term Incentive Cash Award Plan. To make our equity incentives reflect our performance during the year, the actual amount of the phantom shares awarded for 2012 with respect to 75% of our target phantom share awards will also be determined based on our Adjusted ROC compared to our target Adjusted ROC. The other 25% of our target phantom share awards will be determined by our Compensation Committee in the exercise of its sole discretion based on its subjective evaluation of the participating employee’s individual and our corporate performance during 2012.

For 2012, the Compensation Committee has established a target incentive for each participating employee under each performance phantom share award. The Compensation Committee based the total target amount of annual incentives and equity incentives on the same percentage of salary used in 2011 (200% for Mr. Connor, 200% for Mr. Noelke, and 150% for Ms. Stipp), and determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (performance phantom shares again in 2012). The actual award amount that is based on Adjusted ROC (75% of the target award amount) will vary based on the percentage of the actual Adjusted ROC divided by the target Adjusted ROC in the same manner as the Performance Awards are adjusted as described above.

Of the actual award amount, 75% will be realized based on the above formula and Adjusted ROC, and between 0% and 25% of the target incentives may be realized, as determined by the Compensation Committee in the exercise of its sole discretion, on the Determination Date in the same manner as the Performance Awards described above.

The 2012 target incentive percentages for phantom share awards for our current executive officers are:

Executive Officer	Target Incentive

James J. Connor	120% of salary
Michael A. Noelke	120% of salary
Janice E. Stipp	97.5% of salary

Ms. Stipp’s target incentive is increased for 2012 to match the target incentive for our Chief Financial Officer in 2011.

The phantom shares will vest in equal one-third installments on the Determination Date, December 31, 2013 and December 31, 2014. Payment of the first vested installment will be made between January 1, 2013 and March 15, 2013, but no earlier than the Determination Date. Payment of the second and third vested installment will be made between January 1 and March 15 of the year after the vesting date.

Compensation Philosophy

The Compensation Committee has adopted the following compensation philosophy statement:

•	We are a globally recognized brand driven by our people around the world.

•	We want to be a results driven organization guided by global business processes and culture that help us attract and retain talented people.

•	We will offer total compensation that is competitive within each of our local markets and, with a significant portion awarded based on level of performance.

•	We want to become the employer of choice through continual job challenge, development and recognition.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the company’s Chief Executive Officer and each of the other named executive officers unless the compensation meets specified requirements that render the compensation performance-based. While the Compensation Committee believes it is generally desirable to structure compensation plans and programs so as to qualify for the performance-based exemption from non-deductibility afforded under Section 162(m), the committee retains the discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier, and in the best interests of our company and shareholders, even if those arrangements are not fully deductible under Section 162(m). We have net operating loss carryforwards and deductions currently just increase those carryforwards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and those discussions, the committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2011.

Presented by the members of the Compensation Committee of the Board of Directors:

Steven J. Lebowski, Chairman

Zachary E. Savas

Terence C. Seikel

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2011, 2010 and 2009 concerning compensation of (1) all individuals serving as our principal executive officer during the year ended December 31, 2011, (2) all individuals serving as our principal financial officer during 2011, (3) our other executive officers in 2011 who were serving as executive officers as of December 31, 2011 and whose total compensation exceeded $100,000, and (4) up to two additional individuals who were executive officers in 2011 and whose total compensation exceeded $100,000, but who were no longer serving as an executive officer as of December 31, 2011 (none):

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($)		Total ($)

James E. Wainright (7) Former President and Chief Executive Officer	2011	216,667	0	0	0	0	13,837	1,369,600	(8)	1,600,104
	2010	400,000	0	200,000	200,000	213,000	24,363	24,500		1,061,863
	2009	400,000	0	175,000	175,000	251,977	19,750	24,500		1,046,227

James J. Connor (9)	2011	418,750	0	0	0	0	24,516	19,600	(10)	462,866
President, Chief Executive Officer and Secretary; Former Chief Financial Officer	2010	350,000	50,000	153,125	153,125	139,781	22,201	33,320		901,552

Michael A. Noelke (11)	2011	325,000	0	0	0	0	22,458	19,600	(12)	367,058
Executive Vice President, Global Sales, Marketing and Engineering	2010	325,000	75,000	162,500	162,500	173,063	20,246	33,320		951,629

Janice E. Stipp (13)	2011	72,917	20,000	0	0	0	0	7,433	(14)	100,350
Executive Vice President, Chief Financial Officer and Treasurer

(1)	Salary includes any amounts deferred at the officer’s election and contributed on his behalf to our Retirement Savings Plan (a 401(k) plan).
(2)	Bonus includes $20,000 for Ms. Stipp paid as a signing bonus for 2011, and $75,000 for Mr. Noelke and $50,000 for Mr. Connor paid as signing bonuses for 2010.
(3)	Amount represents the grant date fair value with respect to phantom shares (including performance phantom shares in 2011), settleable only in cash, awarded under our Long-Term Cash Incentive Plan. See Note 11 of the Notes to Consolidated Financial Statements in our 2011 Annual Report on Form 10-K for assumptions made in valuing phantom shares (including performance phantom shares in 2011). Performance phantom shares were granted to Messrs. Connor and Noelke and Ms. Stipp in 2011 with a zero grant date fair value. The value of those awards at the grant date assuming that the highest level of performance conditions will be achieved was as follows: Mr. Connor – $900,000; Mr. Noelke – $585,000; and Ms. Stipp – $98,384, although because the threshold Adjusted ROC was not met, no phantom shares were actually awarded to any of them for 2011.
(4)	Amount represents the grant date fair value with respect to SARs, settleable only in cash, awarded under Long-Term Cash Incentive Plan. See Note 11 of the Notes to Consolidated Financial Statements in our 2011 Annual Report on Form 10-K for assumptions made in valuing SARs.
(5)	Non-equity incentive plan compensation consists of cash Performance Awards under our Long-Term Cash Incentive Plan for 2011 and cash awards under our Annual Incentive Plan for 2010 and 2009.
(6)	The material assumptions we used in computing the changes in pension value shown in the Summary Compensation Table are listed after the Pension Benefits Table below.
(7)	Mr. Wainright became an executive officer on February 5, 2008, became our Chief Executive Officer effective December 14, 2009 and resigned from all of his positions with us effective July 15, 2011. He was our Vice President of Global Operations before becoming our acting President on October 2, 2009.
(8)	Our required contribution to Retirement Savings Plan ($19,600). Also includes $1,350,000 in severance pay. See “Additional Information About Summary Compensation Table and 2011 Grants of Plan Based Awards – Mr. Wainright’s Employment Letter, Change in Control and Severance Agreement and General Release of All Claims.”
(9)	Mr. Connor became an executive officer effective January 1, 2010 and became our Chief Executive Officer effective July 11, 2011.
(10)	Our required contribution to Retirement Savings Plan ($19,600).
(11)	Mr. Noelke became an executive officer effective January 1, 2010.
(12)	Our required contribution to Retirement Savings Plan ($19,600).

(13)	Ms. Stipp became an executive officer effective October 17, 2011.
(14)	Our required contribution to Retirement Savings Plan ($7,433).

Grants of Plan-Based Awards

This table provides information about each grant of an award made to our executive officers named in the Summary Compensation Table in 2011 under any plan:

2011 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)

James E. Wainright		$0	$0	$0
	03/07/11				$0	$0	$0	$0

James J. Connor		$200,000	$400,000	$600,000
	03/07/11				18,026	36,052	54,077	$0
	07/11/11				7,725	15,451	23,176	$0

Michael A. Noelke		$130,000	$260,000	$390,000
	03/07/11				16,738	33,476	50,215	$0

Janice E. Stipp		$21,863	$43,726	$65,589
	10/17/11				4,746	9,492	14,238	$0

(1)	Potential annual cash incentives our executives could have earned for 2011 under Performance Awards granted under our Long-Term Incentive Cash Award Plan. The actual amounts they earned are reported in the Summary Compensation Table (zero because the performance threshold was not met). Ms. Stipp’s potential incentive was pro rated for her October 17, 2011 start date There will be no further payouts for 2011. See “Compensation Discussion and Analysis – 2011 Cash Incentives” for a description of the material terms of the Performance Awards granted in 2011.
(2)

Potential performance phantom shares our executives could have earned for 2011 under performance phantom share awards granted under our Long-Term Incentive Cash Award Plan. No phantom shares were actually awarded because the performance threshold was not met. Ms. Stipp’s potential performance phantom shares were pro rated for her October 17, 2011 start date Awards were to be converted into phantom shares at the March 7, 2011 grant date closing sale price of the Class A shares of $11.65 for Messrs. Connor Noelke and at the October 17, 2011 grant date closing sale price of the Class A shares of $6.91 for Ms. Stipp. The July 11, 2011 grant shown in the table for Mr. Connor represents the increased potential performance phantom share award as a result of his increased salary and increased target incentive when he became our President and Chief Executive Officer. Despite a decrease in the market price of the Class A shares on July 11, 2011, Mr. Connor’s increased award was to be converted into phantom shares at the March 7, 2011 closing sale price of the Class A shares. There will be no further payouts for 2011. Phantom shares would have been settleable only in cash. Each phantom share is the economic equivalent of one Class A share. The phantom shares would have vested one third at February 13, 2012 (the date of the Compensation Committee meeting determining whether the performance condition had been met) and one third on each of December 31, 2012 and December 31, 2013. The grant date fair value of the performance phantom shares was zero based on our estimate of the probably outcome of the performance condition. See “Compensation Discussion and Analysis – 2011 Equity-Based Awards” for a description of the material terms of the performance phantom shares awarded in 2011.

Additional Information about the Summary Compensation Table and 2011 Grants of Plan-Based Awards

Shareholders should review the information in the Summary Compensation Table and the Grants of Plan-Based Awards Table, as well as the additional tables that follow, in conjunction with our Compensation Discussion and Analysis. The Compensation Discussion and Analysis provides detailed information about, and analysis of, our annual and long-term incentive plan compensation programs and compensation decisions for 2011 and includes a discussion of our compensation philosophy, objectives and policies that guide these decisions. In order to better understand the terms of our plans and programs under which the compensation shown in the Summary Compensation Table was earned, shareholders should also consider the additional information we provide below about arrangements with our executives.

Mr. Wainright’s Employment Letter, Change in Control and Severance Agreement and General Release of All Claims

On September 17, 2007, we entered into a letter agreement and term sheet with James E. Wainright providing for his at will employment as our top operations executive. Mr. Wainright later became our President and Chief Executive Officer. We entered into a General Release of All Claims with Mr. Wainright in May 2011, terminating the letter agreement and term sheet, among other things, upon his termination of employment. The following is a summary of the principal terms of the letter agreement and term sheet:

Compensation. Mr. Wainright was entitled to compensation as follows:

•	$400,000 annual salary;

•

annual cash incentive targeted at 75% of salary (changed to 100% of salary when Mr. Wainright became our President and Chief Executive Officer), but that may vary between zero and 200% of salary, based on achievement of performance objectives;

•

annual grants of long-term incentives with a grant date present value equal to 45% of his annual base salary plus target bonus (changed to 50% when Mr. Wainright became our President and Chief Executive Officer);

•

an $84,000 make-whole payment, which was paid in 2008, for amounts Mr. Wainright became ineligible to receive as a result of his employment by us, and relocation expenses in connection with his relocation to the Detroit, Michigan area; and

•	health, disability, life insurance, retirement, vacation and similar benefits available to other senior executives.

Termination Payments. The agreement also provided for various amounts of compensation upon Mr. Wainright’s termination of employment, depending on the nature of such termination, but Mr. Wainright’s Amended and Restated Change in Control and Severance Agreement provided that the payments provided under that agreement upon termination of his employment constituted the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to him upon termination of employment and were instead of any other such payments under any plan, program, policy or other arrangement.

The General Release of All Claims with Mr. Wainright terminated the letter agreement and term sheet and the Amended and Restated Change in Control and Severance Agreement with Mr. Wainright, among other things, upon his termination of employment, and he received $1,350,000 in full settlement of his claims to compensation and benefits, including any termination payments. See “Potential Payments on Termination or Change in Control – Termination of Mr. Wainright’s Employment” for a description of the General Release of All Claims between us and Mr. Wainright and the payment made to him upon termination of his employment.

Termination of Employment Letters with Messrs. Connor and Noelke

On December 7, 2009, we entered into a term sheet with Michael A. Noelke, and on December 14, 2009, we entered into a term sheet with James J. Connor, in order to attract these executives to work for us. We terminated our employment letters with Messrs. Connor and Noelke in 2011 because they had been employed by us for nearly two years and we mutually determined those agreements were no longer necessary to attract these officers and assure them of minimum positions, salaries and benefits.

Ms. Stipp’s Employment Letter

On October 10, 2011, we entered into a letter agreement with Janice E. Stipp providing for her at will employment beginning October 17, 2011 as our Chief Financial Officer (currently our Executive Vice President, Chief Financial Officer and Treasurer). The following is a summary of the principal terms of the agreement:

Compensation. Ms. Stipp is entitled to compensation as follows:

•	$350,000 annual salary;

•	annual cash incentive targeted at 75% of salary;

•

eligible for our incentive plan for 2012 and subsequent years with a target performance opportunity to earn 150% of her base salary or higher, and if any bonus is awarded for 2011, we will ensure that she is treated no less favorably than her peers for the period October to December 2011;

•	a $20,000 signing bonus (paid in 2011); and

•	four weeks of vacation and group insurance.

2011 Cash Performance Awards and Performance Phantom Share Awards

Each named executive officer selected to participate was eligible in 2011 to earn a cash incentive and a number of phantom shares both based on corporate objectives through cash Performance Awards and performance phantom shares awarded under our Long-Term Incentive Cash Award Plan. For Performance Awards under our Long-Term Incentive Cash Award Plan, not later than 90 days after the start of each year, our Compensation Committee will establish targeted group allocations and targeted financial results, and may establish targeted individual allocations, for that year. Actual Performance Awards for that year will be based on the attainment of specified types and combinations of performance measurement criteria, which may differ as to various employees or classes of employees, and from time to time. The criteria under the plan may include, without limitation:

•	achieving performance levels by, and measured against our objectives of the Company, the individual employee or a group of employees;

•	increases in operating efficiency;

•	completion of specified strategic actions; and

•	such other factors as the Compensation Committee deems important in connection with accomplishing the purposes of the plan.

For phantom shares awarded under the plan, the Compensation Committee may determine the terms and conditions applicable to phantom shares awarded under the plan and may impose such conditions on the issuance of phantom shares as it deems appropriate. The committee also provides the times and conditions for vesting of phantom share awards under the plan. Phantom share awards provide for a cash payment on the date of vesting based on the fair market value of the Class A shares.

Cash Performance Awards and the number of phantom shares awarded for 2011 were based on achieving Adjusted ROC goals and the Compensation Committee’s discretion, based on its subjective evaluation of the participating employee’s and our overall performance for the year. Cash incentives paid and phantom shares awarded under the plan cannot qualify as performance based for Section 162(m) purposes until the performance measures are approved by shareholders and we have not submitted the plan for shareholder approval.

After the year is completed, each participant’s actual Performance Award and number of phantom shares is computed on the basis of actual performance using the performance measures and goals and the calculation methodology established by the committee at the beginning of the year and the committee’s discretion. For a description of cash Performance Awards and the performance phantom share awards for 2011, including their material terms, the named executive officers participating in the awards, the performance conditions, criteria and goals, the formula for determining actual awards and amounts payable, the vesting schedule for phantom shares and the actual awards for 2011, see “Compensation Discussion and Analysis – 2011 Annual Cash Incentives” and – 2011 Equity-Based Awards” and the notes to the table under the caption “Grants of Plan-Based Awards.”

Retirement Savings Plan Contributions

Our Retirement Savings Plan (a 401(k) plan) requires us to make annual contributions to each employee’s account in an amount computed by reference to federal income tax laws and regulations. In addition, we are using a portion of the funds that reverted to us on termination of our previous salaried retirement plan to make discretionary contributions during the seven-year period 2008 through 2014. Making these contributions results in more favorable federal income tax treatment for us with respect to the reversion than would otherwise be the case.

Outstanding Equity Awards

This table provides information about our named executive officers’ outstanding phantom shares, performance phantom shares and SARs under the Long-Term Incentive Cash Award Plan as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards (1)						Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)

James E. Wainright (4)	0		0		N/A	N/A	0		0	0		0

James J. Connor	4,903	(5)	9,806	(5)	$12.86	01/04/17
							11,907	(6)	56,320
										18,026	(7)	84,722
										7,725	(7)	36,308
Michael A. Noelke	5,203	(5)	10,407	(5)	$12.86	01/04/17
							12,636	(6)	59,768
							7,500	(8)	35,475
										16,738	(7)	78,669
Janice E. Stipp										4,746	(7)	22,306

(1)	SARs, settleable only in cash, awarded under our Long-Term Cash Incentive Plan. Each SAR is the economic equivalent of an option to purchase one Class A share.
(2)	Phantom shares and performance phantom shares, settleable only in cash, awarded under our Long-Term Cash Incentive Plan. Each unit is the economic equivalent of one Class A share. The phantom shares shown in the table as equity incentive plan awards represent the threshold number of phantom shares awarded to the named executive officers, 25% of which were only to be awarded in the Compensation Committee’s discretion even if the threshold was met. For 2011, the threshold Adjusted ROC was not met, and none of the performance phantom shares shown in the table were ultimately awarded.

On March 2 2012 the following executive officers received the following target number of phantom shares vesting in one-third installments on the date in 2013 that the Compensation Committee approves our 2012 performance under these awards and exercises its discretion regarding the amounts of the awards, December 31, 2013 and December 31, 2014: Mr. Connor – 126,849.8943; Mr. Noelke – 82,452.4313; and Ms. Stipp – 72,145.8774. For a description of performance Phantom share awards and their performance conditions for 2012, see “Compensation Discussion and Analysis – 2012 Executive Compensation Arrangements.”

(3)	Based on the closing price of our Class A shares on The Nasdaq Stock Market on the last trading day of 2011 ($4.70).

(4)	In July 2011, Mr. Wainright’s employment as our President and Chief Executive Officer terminated. In May 2011, Mr. Wainright entered into a General Release of All Claims with us in connection with his termination of employment. Under the agreement, Mr. Wainright received $1,350,000 in exchange for, among other things, releasing us from all claims, rights and liabilities arising out of his employment relationship with us or relating to his compensation, including his previously vested and yet-to-be vested stock appreciation rights as well as yet-to-be vested phantom shares, and any other event or obligations that occurred or existed before the date of termination of his employment, except for some indemnification rights.
(5)	One-third become exercisable on each of January 4, 2011, January 4, 2012 and January 4, 2013.
(6)	Phantom shares vesting and payable on January 4, 2013.
(7)	Performance Phantom shares that would have vested and been payable on March 2, 2012, December 31, 2012 and December 31, 2012. However, because the threshold Adjusted ROC was not met, and none of the performance phantom shares shown in the table were ultimately awarded and their current value is zero.
(8)	Phantom shares vesting and payable on January 1, 2013.

Option Exercises and Stock Vested Table

The following table sets forth information concerning each exercise of SARs and each vesting of stock, including phantom shares, during the year ended December 31, 2011 by each of our executive officers named in the Summary Compensation Table above on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED – YEAR ENDED DECEMBER 31, 2011

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (1)

James E. Wainright*	0	0	5,465	66,127
James J. Connor	0	0	0	0
Michael A. Noelke	0	0	0	0
Janice E. Stipp	0	0	0	0

(1)	“Value Realized” represents the market price of the underlying securities at exercise or vesting, as applicable, based on the closing sale price on the date of exercise or vesting, minus (for stock appreciation rights) the aggregate base price of the stock appreciation rights.

*	In July 2011, Mr. Wainright’s employment as our President and Chief Executive Officer terminated. In May 2011, Mr. Wainright entered into a General Release of All Claims with us in connection with his termination of employment. Under the agreement, Mr. Wainright received $1,350,000 (in addition to the amounts shown in the table above) in exchange for, among other things, releasing us from all claims, rights and liabilities arising out of his employment relationship with us or relating to his compensation, including his previously vested and yet-to-be vested stock appreciation rights as well as yet-to-be vested phantom shares, and any other event or obligations that occurred or existed before the date of termination of his employment, except for some indemnification rights.

Retirement Plans

Our retirement plan is a broad-based (available to all full time regular salaried employees in the United States after 30 days of employment, but frozen so as not to include any employee hired after January 15, 2011), noncontributory, tax-qualified defined benefit plan. The plan provides benefits in the event of normal ( i.e., at age 65), early, deferred or disability retirement. Upon a participant’s death, the plan provides a surviving spouse pension. Participants are vested after five years of credited service.

As of April 30, 2007 our previous qualified defined benefit plan was terminated and replaced with a new qualified defined benefit plan. The new plan provides two separately defined pension benefits. The first is a retirement benefit in the form of a lifetime pension that is actuarially equivalent to the lump sum value of 10.5% of the participant’s average base salary over the 60 months immediately before his or her retirement date, multiplied by years of credited service after April 30, 2007 (up to a maximum of 35 years in total, from both the terminated plan and the new plan) payable at age 65. The second retirement benefit under the new plan is a pension equal to the amount by which the benefit under the terminated plan would have been higher based on subsequent pay increases (without any additional service credits).

The automatic form of benefit for a married participant under the qualified defined benefit plan is a joint and 55% survivor benefit. However, the participant, with the consent of his or her spouse, may elect to have his benefit paid in the form of an actuarially equivalent joint-and-75% or joint-and-100% survivor annuity or as a single-life annuity with 120 payments certain or as a single lump sum. The financial effect of these alternate payment forms on the amount of the participant’s monthly benefit payment depends upon the ages of the participant and his or her spouse. The automatic payment form for an unmarried participant is the single life annuity. Alternatively, the participant may elect to have his benefit paid in the form of an annuity with 120 payments certain or a single lump sum. If the benefit is paid in the form of an annuity with 120 payments certain rather than a single life annuity, the monthly benefit will be reduced.

The table below shows benefits information under the plans for each executive officer named in the Summary Compensation Table.

2011 PENSION BENEFITS

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credit Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

James E. Wainright	New Pension Plan	4.3	$76,416	$0
James J. Connor	New Pension Plan	2.0	$46,717	$0
Michael A. Noelke	New Pension Plan	2.0	$42,704	$0
Janice E. Stipp	New Pension Plan	N/A	$0	$0

The material assumptions we used in computing the present values of pension benefits shown in the table above and the changes in pension value shown in the Summary Compensation Table were:

•	2011 discount rate: 4.0%.

•	2011 mortality table: 2011 statutory annuitant and non-annuitant tables.

•	2010 discount rate: 5.25%.

•	2010 mortality table: 2010 statutory annuitant and non-annuitant tables

•	No turnover.

More information about the assumptions we used to calculate pension benefits is provided in Note 5, “Pension and Other Postretirement Benefit Plans,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

Potential Payments On Termination Or Change In Control

Termination of Mr. Wainright’s Employment

In March 2011, James E. Wainright, our then President and Chief Executive Officer, and our board mutually determined that Mr. Wainright would separate his employment with us after a transition period. In May 2011, Mr. Wainright entered into a General Release of All Claims with us in connection with his termination of employment, which occurred in July 2011. Under the agreement, Mr. Wainright received $1,350,000 in exchange for returning our property and releasing us from all claims, rights and liabilities arising out of his employment relationship with us or relating to his compensation, bonuses, incentives or other benefits, including his Amended and Restated Change in Control and Severance Agreement with us, his retention bonus letter agreement with us and his previously vested and yet-to-be vested stock appreciation rights as well as yet-to-be vested phantom shares, and any other event or obligations that occurred or existed before the date of termination of his employment, except for some indemnification rights. Mr. Wainright did not receive any other termination benefits. Amounts paid in 2011 are included in the Summary Compensation Table, and there is no balance payable in the future, other than his defined benefit plan benefits.

Among other things, Mr. Wainright’s Amended and Restated Change in Control and Severance Agreement with us would have provided him with the following payments and benefits if Mr. Wainright’s employment had been involuntarily terminated without cause following a change in control and Mr. Wainright had not released us from the agreement:

•	cash payment equal to the sum of –

•	accrued but unpaid salary,

•	unused vacation days,

•	one year’s base salary (paid in lump sum), and

•	one times executive’s then applicable annual target incentive under our performance-based annual incentive plan (paid in lump sum);

•	immediate vesting of 100% of existing SAR and phantom shares awards;

•	ability to exercise vested SARs for period of 180 days; and

•	one year of medical insurance coverage for executive and family.

Other Change in Control and Severance Arrangements

We do not have change in control or severance agreements or any similar arrangements with Mr. Connor, Mr. Noelke or Ms. Stipp.

See “Outstanding Equity Awards” for a description of Mr. Connor’s, Mr. Noelke’s and Ms. Stipp’s outstanding equity awards and their value at December 31, 2011. In connection with a change in control, the Compensation Committee may purchase Mr. Connor’s, Mr. Noelke’s and Ms. Stipp’s phantom shares and SARs for the price he or she would receive upon their exercise or vesting (regardless of whether they were vested at that time).

Director Compensation

We do not pay employees any separate compensation for serving as directors. We reimburse all directors for reasonable travel expenses.

The annual retainer fee for non-employee directors is $120,000, payable one-half in cash (in equal monthly installments in advance) and one-half in deferred stock units, pro rated for new directors joining us during the year, and the cash portion pro rated for directors leaving us during the year. Our Lead Director is entitled to an additional annual retainer fee of $35,000, payable one-half in cash (in equal monthly installments in advance) and one-half in deferred stock units, pro rated for new Lead Directors joining us during the year, and the cash portion pro rated for directors ceasing to serve as our Lead Director during the year. In addition, our Chairman of the

Board of Directors is entitled to an additional annual retainer fee of $70,000, payable one-half in cash (in equal monthly installments in advance) and one-half in deferred stock units, pro rated for any new Chairman of the Board of Directors joining us during the year, and the cash portion pro rated for directors ceasing to serve as our Chairman of the Board of Directors during the year. Beginning in 2011, these retainers are being paid after the election of directors at the annual meeting of shareholders, and for 2011 only, a pro rated payment of these retainers has been made for the period from January 1, 2011 through the 2011 annual meeting of shareholders. The board adopted the changes for 2011 at its December 2010 meeting, based on the recommendations of the Compensation Committee and the board’s outside compensation consultant after reviewing board compensation practices of other companies.

Chairs and members of the following committees are entitled to the following additional annual cash retainer fees (payable in equal monthly installments in advance and pro rated for new committee members or Chairs or directors ceasing to serve as committee members or Chairs during the year):

Audit Committee:
Chair	$20,000
Other members	$10,000
Compensation Committee (beginning in 2011):
Chair	$15,000
Other members	$7,500
Other standing committees:
Chair	$10,000
Other members	$5,000

Beginning in 2011, we do not pay per meeting fees to our outside directors.

The deferred stock units are awarded under our Outside Directors’ Deferred Stock Unit Plan, as amended. Beginning in 2011, effective on the date of the annual meeting of shareholders each year, each non-employee director then in office receives an allocation of deferred stock units under the plan in a dollar amount equal to one-half of his or her annual retainer fee, as specified above (but not committee fees). For 2011, there was also a pro rata grant on January 1, 2011 for one-third of the annual deferred stock units to cover the period between January 1, 2011 and the 2011 annual meeting of shareholders. A new non-employee director who takes office after the annual meeting of shareholders receives a pro rata allocation of deferred stock units. In each case, the number of deferred stock units is determined by dividing the dollar amount of the annual retainer the director is entitled to receive in deferred stock units by the average of the high and low sale prices for a share of our Class A stock on the last trading day before the allocation date.

If dividends are paid on the Class A stock, each non-employee director’s account under the plan will be credited with a number of additional deferred stock units having a corresponding value based on the then current market value of the stock. Each award under the plan is fully vested when made, except that a director will forfeit his or her account if the director’s service on the Board is terminated, voluntarily or otherwise, for any “reason,” as defined in the plan (generally, breach of policies, failure to perform duties, conviction of various crimes, embezzlement or materially injuring the company, its personnel or its property). We will pay out the deferred stock units in a director’s account in cash, based on the then current market value of the Class A stock, within 30 days after the earlier of a Company Change in Control (as defined in the plan) or the date he or she ceases to be a non-employee director for any reason.

Director Compensation Table

The table below shows the compensation of each director who served during 2011 other than James J. Connor, whose compensation for service as a director is fully reflected in the Summary Compensation Table and other executive compensation information provided above:

2011 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Total ($)

Kent B. Herrick	95,000	126,667	221,667
David M. Goldberg	42,980	80,000	117,938
Steven J. Lebowski	90,000	80,000	170,000
Zachary E. Savas	99,582	103,333	213,100
Terence C. Seikel	88,438	80,000	168,438

(1)	Mr. Goldberg resigned as one of our directors in July 2011.
(2)	Retainer, Lead Director, Chairman of the Board of Directors and committee fees paid in cash.
(3)	Retainer, Lead Director and Chairman of the Board of Directors fees paid in deferred stock units under our Outside Directors’ Deferred Stock Unit Plan, valued at their grant date fair value. The deferred stock unit grants are made on the date of the annual meeting of shareholders (beginning with the 2011 meeting) or a pro rated amount on the date the director first becomes a director, if he was not a director on the date of the annual meeting of shareholders (none in 2011). For 2011, there was also a pro rata grant on January 1, 2011 for one-third of the annual deferred stock units to cover the period between January 1, 2011 and the 2011 annual meeting of shareholders. The grant date fair value is the number of units multiplied by the average of the high and low sales prices of our Class A Common Stock on the award date (or the last trading day before the award date if there was no trading on the award date), which was $13.085 on December 31, 2010 (for the January 1, 2011 grants) and $10.262 on April 26, 2011 for the 2011 annual meeting awards.

The grant date fair value for the January 1, 2011 deferred stock unit grants were as follows: Mr. Herrick – $31,667; Mr. Goldberg – $20,000; Mr. Lebowski – $20,000; Mr. Savas – $25,833; and Mr. Seikel – $20,000. The grant date fair value for the April 27, 2011 deferred stock unit grants were as follows: Mr. Herrick – $95,000; Mr. Goldberg – $60,000; Mr. Lebowski – $60,000; Mr. Savas – $77,500; and Mr. Seikel – $60,000.

As of December 31, 2011, the following directors had the following number of deferred stock units outstanding: Mr. Herrick – 15,015.0338; Mr. Goldberg – 0; Mr. Lebowski – 10,712.7864; Mr. Savas – 15,436.0437; and Mr. Seikel – 12,102.9922. Mr. Goldberg realized $103,085 upon settlement of his deferred stock units in connection with his resignation in July 2011.

Narrative Disclosure of Our Compensation Policies and Practices as they relate to our Risk Management

Our Compensation Committee has reviewed risks arising from our compensation policies and practices for our employees and has determined that they are not reasonably likely to have a material adverse effect on us. We generally compensate our employees through salaries, annual cash incentives (based on company performance measures and goals and/or personal performance against objectives, all based on achieving the goals in our business plan), and cash-settled stock appreciation rights and/or performance phantom shares (with award amounts also based on company performance measures and goals and/or personal performance against objectives, all based on achieving the goals in our business plan). We do not have multiple business units with different risk profiles or compensation practices.

We recognize that salaries and annual cash incentives involve a risk that employees will be too focused on short-term results, and not on the long-term. We believe that we mitigate this risk by basing our annual cash incentives on company performance measures and/or personal performance goals that match our business plan, by providing the Compensation Committee with negative discretion over 25% of potential bonuses and by providing for caps on bonuses for each participant. The Board reviews and approves our business plan each year, including the identified opportunities, challenges and business risks we face. The Compensation Committee intends to exercise its negative discretion based on its subjective evaluation of the participating employee’s and our overall performance during the year.

In addition, we believe that it is appropriate to pay annual cash incentives for achieving our company performance goals, especially because we believe that our operating income and average total capital and risks from performing those goals do not extend significantly beyond the time our sales occur. We do not believe we have excessive risks after our products are sold. We have product liability, warranty and related reputational risks, which, historically, have not been significant for our compressor products. We also recognize that we have risks of longer-term liabilities in selling business segments, including indemnification claims under the related purchase agreements, such as in the sale of our engine operations, but our current incentive plans do not include incentives to sell any more business units.

We do not have a clawback policy requiring return of compensation after a restatement of financial statements that would have resulted in lower compensation, except as provided in Section 9.1 of our Long-Term Incentive Cash Award Plan. That section provides that if our reported financial or operating results for one or more fiscal years become subject to a material negative restatement, our board may require any current or former executive officer to repay us the amounts paid that would not have been paid if our results for the applicable year had been as subsequently restated. This right applies for five years after the date the amount was originally paid. This section applies to our Performance Awards and our performance Phantom Share awards.

In addition, our Chief Executive and Chief Financial Officers, who are required to make certifications regarding our financial statements filed in SEC reports, are subject to provisions of the Sarbanes-Oxley Act requiring reimbursement of any bonus or other incentive-based or equity-based compensation received during the 12 months following the issuance of financial statements that are later required to be restated due to our material noncompliance as a result of misconduct.

In addition, we grant stock appreciation rights and/or phantom shares or performance phantom shares to many of our managers who can impact our financial results and, therefore, our stock price, generally vesting over three years, giving these managers, a long-term incentive to increase our stock price and assisting us with employee retention objectives. We believe this mitigates incentives to focus too much on the short term. While the amount of current awards are based on one-year performance goals, we mitigate the risks of short-term performance focus by providing the Compensation Committee with negative discretion over 25% of potential awards and by providing for caps on awards for each participant.

We recognize that stock appreciation rights can create risks too. Because employees have the ability to profit from increases in the stock price, but do not suffer loss from decreases in the price below the exercise price, they may have incentives to take risky actions that may result in increased stock prices that cannot be sustained in the long run or to profit from short-term fluctuations in our stock price. We believe this risk is mitigated by granting phantom shares to our managers. Holders of phantom shares lose value when the stock price declines. In addition, when and if any of our outstanding stock appreciation rights are in-the-money (although none of our executives’ stock appreciation rights are currently in the money), decreases in our stock price might significantly reduce their unrealized gains on these stock appreciation rights. It is our policy to make long-term equity compensation a significant portion of the compensation of our managers. Sixty percent of target incentive opportunities in 2011 were allocated to long-term equity compensation, and target incentive opportunities represented two-thirds of our Chief Executive Officer’s total salary, target annual incentive and target equity incentive opportunity in 2011. We do not have stock ownership policies, because our equity incentives are currently all cash settled, but they still provide a long-term incentive over their respective vesting periods and annual grants will keep a portion of the manager’s incentives unvested.

None of our current executive officers has a severance arrangement. We recognize that severance arrangements can create risks that we have to pay terminated employees when they leave after doing a bad job or for merely engaging in a change in control transaction. Our severance agreement with our former Chief Executive Officer, however, did not pay severance unless the executive’s employment terminated, and even then, only if we terminated the executive without cause or if the executive quit for good reason. Any future severance arrangements with new executives are not expected to have change in control provisions.

Therefore, we believe we have significant control over whether a severance payment is required and over the amounts of any such payments to make sure they are not extravagant.

With respect to severance arrangements we have with employees who are not executive officers, we believe that these risks are outweighed by the incentives these severance provisions create for our team to consider and engage in transactions in which we may be acquired and that are beneficial to shareholders and to stay employed with us through such a transaction, despite the employee’s risk of losing his or her job.

Thus, our Compensation Committee believes that our combination of cash and equity incentives is consistent with our risk profile, ties a considerable amount of our executive’s compensation to our annual business plan objectives and our stock price and does not encourage our executives to take excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us.

PROPOSAL NO. 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules (commonly known as a “say-on-pay” proposal) and as required pursuant to Section 14A of the Securities Exchange Act. Our Board of Directors recognizes the importance of executive compensation to our shareholders and that shareholders have a legitimate interest in executive compensation matters.

Our Board of Directors believes that shareholders should have the opportunity for an advisory vote on the compensation of our named executive officers. In 2009, our Board of Directors amended our Corporate Governance Guidelines to provide for an annual say-on-pay proposal beginning with the 2010 annual meeting, and in 2009 our shareholders adopted a resolution proposed by Herrick Foundation recommending that the Board adopt such a policy. We are also providing this advisory proposal as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, also known as the Dodd-Frank Act.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and align their interests with the interests of our shareholders. Under this program, our named executive officers are rewarded for their service to us, the achievement of specific performance goals and the realization of increased shareholder value, while at the same time avoiding encouraging unnecessary or excessive risk-taking. We believe our executive officer compensation programs are also structured appropriately to support our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers and their consistency with our compensation philosophy and goals.

Some of our more significant compensation practices include the following:

•

Performance-Based Pay. Our cash Performance Awards and performance phantom shares are variable and tied to financial performance. As a result, two-thirds of the Chief Executive Officer’s target salary, bonus and equity incentive compensation is based on our performance.

•

No Employment Agreements (except with our new Chief Financial Officer), Severance Agreements or Supplemental Pension Plans. We do not have any employment agreements, severance agreements or change in control agreements with, or supplemental pension plans for, our current named executive officers, except that we entered into an employment letter with our new Chief Financial Officer in 2011, and in connection with a change in control, the Compensation Committee may purchase phantom shares and stock appreciation rights for the price the holder would receive upon their exercise or vesting (regardless of whether they were vested at the time). Mr. Wainright’s General Release of All Claims eliminated his severance and change in control agreement, and we also terminated our employment letters with Messrs. Connor and Noelke in 2011 because they had been employed by us for nearly two years and we mutually determined those agreements were no longer necessary to attract these officers and assure them of minimum positions, salaries and benefits.

•

Compensation Risk Assessment. We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•	Independent Compensation Committee. Each member of our Compensation Committee is independent as defined in The Nasdaq Market LLC’s rules.

•

Outside Compensation Consultant. The Compensation Committee uses the services of Exequity, Inc., an independent outside compensation consultant, from time to time to provide advice on performance goals and awards and market rates of compensation, among other things.

•

Trading Policy. Our Insider Trading Policy includes a policy prohibiting directors and designated employees, including the Chairman, President, Chief Financial Officer and employees reporting directly to them), from engaging in short sales of our common shares and they may not write, purchase, sell or otherwise trade in puts, calls or any other type of options on our common shares.

Please read the “Compensation Discussion and Analysis” above and the executive compensation tables and narrative disclosures that follow the Compensation Discussion and

Analysis for additional details about or named executive officer compensation program, including information about the target and earned compensation of our named executive officers in 2011.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. Also, because the vote is advisory, it will not be binding on the Company, the Compensation Committee or our Board of Directors. The outcome of the vote will not require the Company, our Board of Directors or our Compensation Committee to take any action, and will not be construed as overruling any decision by the Company, the Board of Directors or the Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers, that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider the outcome of the shareholder advisory vote and our shareholders’ concerns as we consider compensation policy and procedures going forward and what actions, if any, may be appropriate to address those concerns. The board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs.

Vote Required and Board Recommendation

This proposal requires approval by a majority of the votes cast by holders of Class B common shares at the annual meeting to pass. If a quorum is present, the proposal will be approved if more Class B common shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD RECOMMENDS THAT HOLDERS OF CLASS B COMMON STOCK VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCUSSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER MATTERS

We know of no business to be acted on at the annual meeting other than the matters listed in our notice of the annual meeting accompanying this proxy statement. If any other matter does properly come before the meeting, the proxy holders will vote on it in accordance with their judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

Rule 14a-8

In order for shareholder proposals for the 2013 annual meeting of shareholders to be eligible to be included in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, they must be received at our principal executive offices no later than November 14, 2012, unless the date of the 2013 annual meeting is more than 30 days earlier or later than this year’s annual meeting. We retain the right to omit any proposal if it does not satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

Advance Notice Requirements

Our bylaws contain advance notice procedures which a shareholder must follow to nominate a person for election to the board or to present any other proposal at an annual meeting of shareholders. In general, these provisions require notice of a nomination or other proposal expected to be made at an annual meeting to be in writing, to contain specified information about the nominee or other proposal and the shareholder proponent, and to be delivered or sent by first class U.S. mail to our Secretary and received at our principal office.

Except when an annual meeting is called for a date that is not within 30 days before or after the first anniversary of the prior year’s annual meeting (in which case other time limits apply), we must receive the nomination or proposal no later than 60 days nor earlier than 90 days before the first anniversary of the prior year’s annual meeting. This means that if the 2013 annual meeting is called for a date within 30 days of April 25, 2013, then any nomination or proposal for next year’s annual meeting must be received no later than February 24, 2013 and no earlier than January 25, 2013.

Management proxies for the 2013 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from shareholders giving the proxies.

ANNUAL REPORT

A copy of our Annual Report to Shareholders for the year ended December 31, 2011 accompanies this proxy statement. We file an Annual Report on Form 10-K with the Securities and Exchange Commission. We will provide, without charge, to each person being solicited by this proxy statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011 (as filed with the Securities and Exchange Commission, excluding exhibits for which a reasonable charge shall be imposed). All such requests should be directed to Tecumseh Products Company, 1136 Oak Valley Drive, Ann Arbor, Michigan 48108, Attention: Sandy Berry, Corporate Controller.

YOUR VOTE IS VERY IMPORTANT.

If you are a Class B shareholder, please complete and return the enclosed proxy card, or vote by telephone or on the Internet, as soon as possible, even if you currently plan to attend the annual meeting in person.

By Order of the Board of Directors,

James J. Connor
President, Chief Executive Officer and Secretary

Ann Arbor, Michigan
March 14, 2012

Annual Meeting Proxy Card

THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR CLASS B COMMON STOCK

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 25, 2012

The undersigned holder of Tecumseh Products Company (the “Company”) Class B Common Stock hereby appoints James J. Connor and Janice E. Stipp as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of shareholders of the Company to be held on Wednesday, April 25, 2012, and at any adjournments or postponements thereof, with full power and authority to vote any and all shares of Class B Common Stock, $1.00 par value, held or owned by the undersigned, or which the undersigned is entitled to vote at the Annual Meeting.

This proxy covers all Class B shares of Common Stock of Tecumseh Products Company held of record.

If you sign and return this proxy, the proxies will vote your shares as specified on this proxy. If you sign and return this proxy but do not specify how to vote, the proxies will vote in favor of all of the director nominees listed in Proposal 1, “FOR” the ratification of the Company’s independent accountant, “FOR” the advisory vote on the Company’s named executive officer compensation, and in their discretion on all other matters that may properly come before the meeting.

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and a vote FOR Proposals 2 and 3.

1.	Election of Directors: 01 - Kent B. Herrick 02 - James J. Connor 03 - Steven J. Lebowski 04 - Zachary E. Savas 05 - Terence C. Seikel

	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	FOR all except - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.	The proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent accountant for the current year.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	The proposal to approve (on an advisory basis) the compensation of our named executive officers.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion with respect to any other matters that may properly come before the meeting.

Continued and to be signed on reverse

▲ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE TOP PORTION IN THE ENCLOSED ENVELOPE •

Using a black ink pen, mark your votes with an X as shown in this example.  ☒

Please do not write outside the designated areas.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

To Be Held on April 25, 2012. The Proxy Statement and our 2011 Annual Report are available at:

http://www.proxyease.com/tecumseh/2012

Proxy — Tecumseh Products Company 2012 Annual Meeting of Shareholders Wednesday, April 25, 2012 Tecumseh Products Company Corporate Offices 1136 Oak Valley Drive, Ann Arbor, Michigan 48108

PLEASE PROMPTLY COMPLETE, DATE, SIGN, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE

If you have any questions or need assistance, please contact Alliance Advisors, L.L.C., our Proxy Solicitor, at 1-866-329-8417

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Dated:

Signature of Shareholder(s)

Signature (if held jointly)

NOTE: Please sign exactly as your name(s) appear. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Change of Address — Please print new address below.

CONTROL NUMBER

WE APPRECIATE YOUR PROMPT ACTION IN SIGNING AND RETURNING THIS CARD.

▲ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE TOP PORTION IN THE ENCLOSED ENVELOPE  ▲

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 25, 2012

Vote by Internet

• Log on to the Internet and go to http://proxyease.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-866-437-4675 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

CONTROL NUMBER

10058884.1